Form 10-K405, Exhibit 13
period 1995-12-31
FIRST EVERGREEN CORP
filed 1996-03-28
CIK 278138

                                                                 EXHIBIT 13

                   FIRST EVERGREEN CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION

                    Dollars in thousands except share data

                                                                                               December 31
ASSETS                                                                                  1995                     1994


    Cash and due from banks (Note B)                                                $   58,998               $   68,712
    Available for sale securities (Notes A and C)                                      142,269                  128,582
    Held to maturity securities (Notes A and C)
         U.S. Treasury obligations                                                     251,116                  395,070
         U.S. Government agencies                                                      411,858                  445,234
         Obligations of states and political subdivisions                              151,295                  131,657
         Mortgage-backed securities                                                     50,807                   35,443
         Collateralized mortgage obligations                                           208,345                  127,651
         Other securities                                                                1,385                    1,385
                                                                                    ----------                ---------
             Total held to maturity securities                                       1,074,806                1,136,440
             (Market value of $1,104,284 in 1995 and $1,117,807 in 1994)
    Loans (Notes A and D)                                                              530,499                  478,764
         Less allowance for loan losses                                                 (3,796)                  (3,852)
                                                                                    ----------                ---------
             Net loans                                                                 526,703                  474,912

    Bank premises and equipment (Notes A and E)                                         29,647                   28,461
    Accrued interest receivable                                                         20,959                   24,484
    Goodwill and other intangibles -- net (Note A)                                       5,124                    5,966
    Other assets (Note A)                                                               29,582                    4,478
                                                                                    ----------                ---------
             Total assets                                                           $1,888,088               $1,872,035
                                                                                    ==========               ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities
         Demand deposits                                                            $  169,748               $  178,025
         Savings deposits and NOW accounts                                             631,633                  771,801
         Money market accounts                                                          97,174                  101,016
         Time deposits (Note F)                                                        763,391                  643,775
                                                                                    ----------                ---------
             Total deposits                                                          1,661,946                1,694,617

         Federal funds purchased and securities sold under
            agreements to repurchase (Note G)                                           15,070                   13,160
         Accrued interest and other liabilities                                         37,254                    6,794
                                                                                    ----------                ---------
             Total liabilities                                                       1,714,270                1,714,571
                                                                                     ---------                ---------
    Stockholders' equity
         Common stock -- authorized, 2,000,000 shares
           of $25 par value; issued, 432,842 shares in 1995 and 1994                    10,821                   10,821
         Surplus                                                                         4,815                    4,815
         Retained earnings (Note J)                                                    165,629                  150,659
         Equity reserve--available for sale                                                196                   (1,927)
                                                                                    ----------                ---------
                                                                                       181,461                  164,368
         Less treasury stock -- at cost, 30,065 shares in 1995
           and 28,258 shares in 1994                                                    (7,643)                  (6,904)
                                                                                    ----------                ---------
             Total stockholders' equity                                                173,818                  157,464
                                                                                    ----------                ---------
             Total liabilities and stockholders' equity                             $1,888,088               $1,872,035
                                                                                    ==========               ==========


       The accompanying notes are an integral part of these statements

                   FIRST EVERGREEN CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                    Dollars in thousands except share data

                                                                                     Years Ended December 31
                                                                            1995               1994               1993
Interest income
    Interest and fees on loans (Note A)                                  $ 40,600           $ 36,540           $ 34,044
    Interest and dividends on investment securities
         Taxable securities                                                65,177             66,099             72,574
         Securities exempt from federal taxes                               8,958              7,853              8,175
         Dividends                                                             83                 83                 83
    Interest on available for sale securities                               7,188              5,959              4,733
    Interest on federal funds sold                                          1,435                536                808
                                                                         --------           --------           --------
         Total interest income                                            123,441            117,070            120,417
                                                                         --------           --------           --------
Interest expense
    Interest on deposits (Note F)                                          63,224             54,075             59,829
    Interest on federal funds purchased and securities
       sold under agreements to repurchase (Note G)                           520                118                  0
    Interest on note payable (Note G)                                           0                  7                125
                                                                         --------           --------           --------
         Total interest expense                                            63,744             54,200             59,954
                                                                         --------           --------           --------
         Net interest income                                               59,697             62,870             60,463

Provision for loan losses (Note D)                                              0                  0                  0
                                                                         --------           --------           --------
    Net interest income after provision
       for loan losses                                                     59,697             62,870             60,463
                                                                         --------           --------           --------
Other operating income
    Service charges on deposit accounts                                     2,977              2,952              3,049
    Trust department income (Note A)                                        1,726              1,651              1,539
    Other income                                                            1,329              1,239              1,443
    Net security gains (losses)                                             1,968             (1,372)               257
                                                                         --------           --------           --------
         Total other operating income                                       8,000              4,470              6,288
                                                                         --------           --------           --------

Other operating expenses
    Salaries and employee benefits (Note I)                                22,441             20,269             18,015
    Net occupancy expense of bank premises                                  3,308              3,028              3,050
    Equipment depreciation, rentals and maintenance (Note A)                2,548              2,221              1,892
    Insurance                                                               2,212              4,186              4,033
    Outside fees and services                                               2,059              2,252              1,877
    Data processing                                                         2,070              1,932              1,873
    Other expenses                                                          6,256              5,603              5,887
                                                                         --------           --------           --------
         Total other operating expenses                                    40,894             39,491             36,627
                                                                         --------           --------           --------
         Income before income tax expense                                  26,803             27,849             30,124

Income tax expense (Notes A and H)                                          6,573              7,434              8,154
                                                                         --------           --------           --------
         Net income                                                      $ 20,230           $ 20,415           $ 21,970
                                                                         ========           ========           ========
Net income per share (Note A)                                            $  50.11           $  50.29           $  53.77
                                                                         ========           ========           ========

       The accompanying notes are an integral part of these statements

                   FIRST EVERGREEN CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN STOCKHOLDERS' EQUITY
                    Dollars in thousands except share data

                                                         Years Ended December 31, 1993, 1994 and 1995
                                       Common                       Retained        Equity        Treasury
                                        Stock         Surplus       Earnings        Reserve        Stock          Total
Balance at December 31, 1992          $10,821          $4,815     $117,251        $     0        $(4,974)        $127,913
Net income                                  0               0       21,970              0              0           21,970
Cash dividends ($9 per share)               0               0       (3,691)             0              0           (3,691)
Acquisition of 3,472 shares
     of treasury stock                      0               0            0              0         (1,166)          (1,166)
                                      -------          ------     --------        -------        -------         --------
Balance at December 31, 1993           10,821           4,815      135,530              0         (6,140)         145,026
Net income                                  0               0       20,415              0              0           20,415
Cash dividends ($13 per share)              0               0       (5,286)             0              0           (5,286)
Acquisition of 2,029 shares
     of treasury stock                      0               0            0              0           (764)            (764)
Equity reserve -- available
     for sale securities                    0               0            0         (1,927)             0           (1,927)
                                      -------          ------     --------        -------        -------         --------

Balance at December 31, 1994           10,821           4,815      150,659         (1,927)        (6,904)         157,464
Net income                                  0               0       20,230              0              0           20,230
Cash dividends ($13 per share)              0               0       (5,260)             0              0           (5,260)
Acquisition of 1,807 shares
     of treasury stock                      0               0            0              0           (739)            (739)
Equity reserve -- available
     for sale securities                    0               0            0          2,123              0            2,123
                                      -------          ------     --------        -------        -------         --------

Balance at December 31, 1995          $10,821          $4,815     $165,629        $   196        $(7,643)        $173,818
                                      =======          ======     ========        =======        =======         ========


       The accompanying notes are an integral part of these statements

                   FIRST EVERGREEN CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                             Dollars in thousands

                                                                                   Years Ended December 31
                                                                       1995                  1994                1993
Cash flows from operating activities:
  Net income                                                     $    20,230             $  20,415            $  21,970
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Provision for depreciation and amortization                        3,369                 3,114                2,671
    Provision for loan losses                                              0                     0                    0
    Amortization of investment security discounts/premiums            11,083                23,803               24,907
    Net loss (gain) on investment securities                          (1,968)                1,373                 (257)
    Deferred income tax provision (benefit)                              435                   212                 (543)
    Decrease (increase) in accrued interest receivable                 3,525                  (497)              (1,012)
    Decrease (increase) in other assets                              (26,682)                1,360                   10
    Increase (decrease) in accrued interest and other
          liabilities                                                 30,460                 1,133                  (89)
                                                                 -----------             ---------            ---------
             Net cash provided by operating activities                40,452                50,913               47,657
Cash flows from investing activities:
  Capital expenditures                                                (3,712)               (4,891)              (6,414)
  Proceeds from maturity of securities held to maturity              294,322               327,668              287,063
  Purchases of securities held to maturity                          (242,992)             (280,561)            (355,023)
  Proceeds from sales of securities available for sale             1,449,220               278,132              432,695
  Purchases of securities available for sale                      (1,458,453)             (286,897)            (446,832)
  Net increase in loans                                              (51,791)              (62,335)             (28,427)
                                                                 -----------             ---------            ---------
    Net cash used for investing activities                           (13,406)              (28,884)            (116,938)
Cash flows from financing activities:
  Net increase (decrease) in demand, money market,
      savings and NOW accounts                                      (152,287)             (195,699)              69,052
  Net increase (decrease) in time deposits                           119,616               172,245               (4,352)
  Net increase in federal funds purchased and
    securities sold under agreements to repurchase                     1,910                13,160                    0
  Cash dividends paid                                                 (5,260)               (5,286)              (3,691)
  Principal payments on note payable                                       0                (2,000)              (1,000)
  Acquisition of treasury stock                                         (739)                 (764)              (1,166)
                                                                 -----------             ---------            ---------
    Net cash provided by (used for) financing activities             (36,760)              (18,344)              58,843

Increase (decrease) in cash and cash equivalents                      (9,714)                3,685              (10,438)
Cash and cash equivalents at beginning of year                        68,712             $  65,027               75,465
                                                                 -----------             ---------            ---------

Cash and cash equivalents at end of period                       $    58,998             $  68,712            $  65,027
                                                                 ===========             =========            =========
Supplemental disclosure of cash flow information:
        Cash paid during the year for:
             Interest                                            $    61,943             $  53,233            $  60,784
             Income taxes                                              6,160                 7,625                8,025

       The accompanying notes are an integral part of these statements

                   FIRST EVERGREEN CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            Dollars in thousands - December 31, 1995, 1994 and 1993

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of First Evergreen Corporation and subsidiary conform to generally accepted accounting principles and to general practice within the banking industry. Certain reclassifications have been made to the 1994 financial statements to conform with the 1995 presentation.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of First Evergreen Corporation ("First Evergreen") and its wholly owned subsidiary, First National Bank of Evergreen Park (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS
First Evergreen is a bank holding company whose principle asset is its investment in the Bank subsidiary. The Bank operates five facilities in Evergreen Park, Oak Lawn, Orland Park and Chicago. An additional facility in Chicago's Auburn-Highland area is planned to open in late 1996. First Evergreen generates the majority of its revenues from interest earned on investment securities and loans.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENT
The preparation of financial statements in conformance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES
In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, which First Evergreen adopted effective January 1, 1994. SFAS No. 115 expands the use of fair value accounting for certain investments, but retains the use of the amortized cost method for investments the reporting enterprise intends and has the ability to hold to maturity. Under SFAS No. 115, investment securities are classified as held to maturity, available for sale or trading. The adoption did not have a material effect on the consolidated financial statements.

First Evergreen maintains a held to maturity portfolio recorded at cost adjusted for amortization of premium and accretion of discount in accordance with management's positive intent and ability to hold these securities to final maturity. Premium and discount on held to maturity securities are amortized (deducted) and accreted (added), respectively, to interest income using the level yield method over the period from acquisition to maturity, or earlier call date, of the related securities. Realized gains and losses on held to maturity securities are determined on a specific identification method.

Specific securities are designated as available for sale based upon management's plan to use such securities for liquidity needs and asset liability management. It is management's intent not to hold such securities as long term investments. Such securities are reported at fair value with both unrealized gains and losses credited or charged, net of tax effect, directly to stockholders' equity.

LOANS
Loans are stated at the principal amount outstanding, net of unearned fees and discounts, if any. Interest on commercial, real estate and installment loans is accrued and credited to interest income based upon the principal amount outstanding. Unearned income on discount loans is credited to interest income over the term of the loan on the sum-of-the-months-digits method which does not significantly differ from the effective interest method.

Loan origination fees and direct loan origination costs are deferred and amortized into interest income over the life of the loan as an adjustment to the yield using the effective interest method. Indirect loan origination costs are expensed as incurred.

Accrual of interest is discontinued on loans past due ninety days or more when management believes, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that collection of interest is doubtful. Interest income from such loans is recognized on the cash basis. Past due loans which are well secured and in the process of collection are not placed in a nonaccrual status.

ALLOWANCE FOR LOAN LOSSES
The allowance is based on estimates of an amount that management believes is adequate to absorb losses on existing loans which may become uncollectible,
although ultimate losses may vary from the current estimates.   These estimates
are reviewed quarterly and are based on evaluations of collectibility of loans
and prior loan loss experience.   As adjustments become necessary, they are
reported in earnings in the periods in which they become known.   Evaluations
take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions which may affect the borrower's ability to pay. Loans are charged off when management determines there has been permanent
impairment of the related carrying values.   Recoveries on loans previously
charged off are credited directly to the allowance for loan losses.

IMPAIRMENT OF LONG-LIVED ASSETS
In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets That Are To Be Disposed Of. The statement covers long-lived assets and certain identifiable intangibles and requires a review for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The statement is effective for fiscal years beginning after December 15, 1995. First Evergreen will adopt the standard for the fiscal year beginning January 1, 1996. Management believes the adoption of this statement will not have a material effect on the consolidated financial statements.

BANK PREMISES AND EQUIPMENT
Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets which range between five and fifty years. Maintenance and repairs are charged to expense when incurred; improvements are
capitalized.   Gains and losses on routine disposition, which are not
significant, are reflected in current operations.

OTHER REAL ESTATE OWNED
Other real estate owned consists of properties acquired in partial or total satisfaction of loans and is stated at the lower of cost or fair value.
Losses arising at acquisition are charged against the allowance for loan
losses.   Write-downs to reflect reductions in fair value subsequent to acquisition are recorded in other expense in the consolidated statements of income, while any gains realized upon the disposition of such properties are included in other income. Other real estate owned included in other assets in 1995 and 1994 is approximately $224 and $1,256 respectively.

INTANGIBLE ASSETS
Goodwill, representing the investment in subsidiary in excess of the value of net assets acquired, is amortized on a straight line basis over ten years. First Evergreen recorded $8,400 in goodwill from the acquisition of Oak Lawn Trust and Savings Bank on February 11, 1992. As of December 31, 1995, accumulated amortization -- goodwill totalled $3,276. In management's opinion, no events or circumstances have occurred which would warrant revision or place doubt on the stated recoverability of the balance.

TRUST DEPARTMENT INCOME
Trust department income is recognized on the cash basis which is not significantly different from amounts that would have been recognized on the accrual basis.

INCOME TAXES
First Evergreen files a consolidated federal income tax return with its
subsidiary.   The Bank pays to or receives from First Evergreen the amount of federal income taxes it would have paid or received had the Bank filed a separate federal income tax return.

NET INCOME PER SHARE
Net income per share is computed by dividing net income by the weighted average
number of shares outstanding during the year.   The weighted average number of
shares outstanding for the years ended December 31, 1995, 1994 and 1993 was 403,727, 405,940 and 408,614 respectively.

CONSOLIDATED STATEMENT OF CASH FLOWS
For the purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

NOTE B - CASH AND CASH EQUIVALENTS
The Federal Reserve requires the Bank to maintain certain average reserve balances. These average reserves approximated $9,397 during 1995 and $13,063 in 1994.


NOTE C - INVESTMENT SECURITIES
The amortized cost and approximate market value of held to maturity securities are as follows at December 31:

                                                 1995                                               1994
                                                Gross       Gross    Approximate                   Gross      Gross     Approximate
                                 Amortized   Unrealized  Unrealized    Market       Amortized   Unrealized  Unrealized    Market
                                    Cost        Gains      Losses       Value          Cost        Gains      Losses       Value
U.S. Treasury obligations      $  251,116     $ 2,469   ($  461)    $  253,124     $  395,070     $  427   ($11,444)    $  384,053
U.S. Government  agencies         411,858      17,602      (164)       429,296        445,234      2,541     (6,187)       441,588
Obligations of states &
   political subdivisions         151,295       8,677      (147)       159,825        131,657      3,365     (1,670)       133,352
Mortgage-backed securities         50,807       1,036      (658)        51,185         35,443        475       (794)        35,123
Collateralized mortgage
   obligations                    208,345       1,468      (344)       209,469        127,651          1     (5,346)       122,306
Other securities                    1,385           0         0          1,385          1,385          0          0          1,385
                               ----------     -------    ------     ----------     ----------     ------    -------     ----------
    Total                      $1,074,806     $31,252   ($1,774)    $1,104,284     $1,136,440     $6,809   ($25,441)    $1,117,807
                               ==========     ========  ========    ==========     ==========     ======   =========    ==========



The amortized cost and approximate market value of held to maturity securities at December 31, 1995, by contractual maturity, are shown in the chart below.

                                                                                                  Approximate
                                                                           Amortized  Cost        Market Value
      Due in one year or less                                                $  258,612           $  261,085
      Due after one year through five years                                     683,732              704,802
      Due after five years through ten years                                     81,800               85,898
      Due after ten years                                                        50,662               52,499
                                                                             ----------           ----------
          Total maturities                                                   $1,074,806           $1,104,284
                                                                             ==========           ==========



The amortized cost and approximate market value of securities available for sale are as follows at December 31:

                                                         1995                                          1994
                                                   Gross       Gross     Approximate               Gross       Gross    Approximate
                                      Amortized  Unrealized  Unrealized     Market    Amortized  Unrealized  Unrealized    Market
                                         Cost      Gains      Losses        Value        Cost       Gains      Losses       Value
      U.S.  Treasury obligations      $138,725       $186      ($23)      $138,888     $131,545      $1      ($2,964)    $128,582
      Collateralized mortgage
         obligations                     3,244        137         0          3,381            0       0            0            0
                                      --------       ----        --       --------     --------      --       ------     --------
          Total                       $141,969       $323      ($23)      $142,269     $131,545      $1      ($2,964)    $128,582
                                      ========       ====      =====      ========     ========      ==      ========    ========


The amortized cost and approximate market value of available for sale securities at December 31, 1995, by contractual maturity, are shown in the chart below.

                                                                                          Approximate
                                                                   Amortized  Cost        Market Value
   Due after one year through five years                                 $138,725             $138,888
   Due after five years through ten years                                   3,244                3,381
                                                                         --------             --------
                                                                         $141,969             $142,269
                                                                         ========             ========

Held to Maturity securities carried at approximately $85,391 and $75,317 at December 31, 1995 and 1994, respectively, were pledged to secure public and trust deposits and for other purposes as required or permitted by law. All collateralized mortgage obligations held by First Evergreen are collateralized by government agency securities and are thus rated AAA. Privately issued obligations totalled $24,474 in 1995. Mortgage backed securities and collateralized mortgage obligations held in the Bank's portfolio are secured by U.S. Treasury or Agency securities. While credit risk is eliminated, there remains the risk of faster repayment of principal. This interest rate risk is a result of economic factors which may make it advantageous to the mortgagee to refinance at lower interest cost. When issues are held that were purchased at a premium, the Bank's yield is reduced if the issue prepays faster than the assumptions held at the time of purchase.

In the fourth quarter of 1995, concurrent with the adoption of its implementation guide on SFAS No. 115, the Financial Accounting Standards Board allowed a one-time reassessment of the SFAS No. 115 classifications of all securities currently held. Any reclassifications would be accounted for at fair value in accordance with SFAS No. 115 and any reclassifications from the held-to-maturity portfolio that resulted from this one-time reassessment would not call into question the intent of the Corporation to hold other debt securities to maturity in the future. First Evergreen used the opportunity under this one-time reassessment to reclassify $4,400 U.S. Government Agency securities and $3,500 collateralized mortgage obligations from held-to-maturity to the available-for-sale portfolio. In connection with this reclassification, gross unrealized gains of $88 were recorded in available-for-sale securities and in stockholders' equity (on a net-of-tax basis).

Net realized security gains in 1995 totalled $1,968. Gross realized gains and losses were $3,178 and ($1,210), respectively. Net unrealized available for sale portfolio gains increased by $3,263 during the period and were recorded on the balance sheet utilizing an asset valuation account and as a component of stockholders' equity, net of tax. In 1994, net realized security losses totalled ($1,373). Gross realized gains and losses were $172 and ($1,545) respectively. Unrealized available for sale portfolio losses increased by ($2,808) during the period.

Market value of the held to maturity and available for sale portfolios is determined by reference to quoted market prices, if available. If quoted market prices are not available, market value is estimated using quoted market prices for similar securities.


NOTE D - LOANS
Major classifications of loans are as follows at December 31:


                                                                     1995                  1994
   Commercial and industrial                                      $ 78,181              $ 73,051
   Real estate  -  construction                                      4,290                   714
   Real estate  -  residential                                     332,293               301,296
   Real estate  -  commercial                                       91,353                82,294
   Installment                                                      24,404                21,451
                                                                  --------              --------
                                                                   530,521               478,806
   Less unearned discount                                              (22)                  (42)
                                                                  --------              --------
         Total                                                    $530,499              $478,764
                                                                  ========              ========


Certain executive officers and directors of First Evergreen and its subsidiary and their affiliates have borrowed money from the Bank in the ordinary course of business and in management's opinion, on substantially the same terms as
other Bank customers.   Loans to such related parties whose outstanding balance
exceeded $60 approximated $2,052 and $1,982 at December 31, 1995 and 1994
respectively.   During 1995, the Bank granted new loans of $154 and received repayments of $84. Transactions of certain executive officers and directors reported herewithin do not require additional disclosure terms. None of these loans were included in the reported amounts of past due, nonaccrual, or restructured loans.

Loans in a nonaccrual status amounted to approximately $1,619, $414 and $1,316
at December 31, 1995, 1994 and 1993 respectively.   If interest on nonaccrual
loans had been accrued, such additional income would have approximated $52, $21
and $40 in 1995, 1994 and 1993 respectively.   The amount of interest income
recognized on these loans was $25 in 1995, $22 in 1994 and $91 in 1993.

Changes in the allowance for loan losses were as follows:

                                                                      1995                  1994                 1993
   Balance at beginning of year                                     $3,852                $3,764               $3,906
   Provision for loan losses                                             0                     0                    0
   Recoveries on loans previously charged off                          201                   269                  401
   Loans charged off                                                  (257)                 (181)                (543)
                                                                    ------                ------               ------
   Balance at end of year                                           $3,796                $3,852               $3,764
                                                                    ======                ======               ======

First Evergreen adopted SFAS Nos. 114 and 118, Accounting By Creditors for Impairment of a Loan, effective January 1, 1995. These statements provide guidance as to when loans should be classified and reported as impaired and addresses how the allowance for credit losses related to these loans should be determined. Specifically, SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective rate. As a practical expedient, impairment may be measured at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Commercial credits which are covered by these statements are evaluated on an individual basis. Smaller balance homogeneous loans such as residential real estate and consumer installment which are not covered by the statements are aggregated for evaluation. Nonaccrual loans covered by the statements are classified as impaired but may not require a valuation allowance. Any shortfall in the estimated value of an impaired loan compared with the recorded investment in the loan is identified as a portion of the allowance for loan losses. Payments on loans classified as impaired are recorded as reductions of principal. Interest is recorded on the cash basis after all principal has been repaid. The adoption of this statement did not have a material effect on the consolidated statements and no additional allowance for loan losses was required as a result of the adoption.

As of December 31, 1995, the bank's recorded investment in impaired loans and the related valuation allowance are as follows:

                                                                    Recorded            Valuation
   Impaired loans                                                  Investment           Allowance
   Valuation allowance required                                  $     156                 $100
   No valuation allowance required                                   1,261                    0
                                                                    ------                 ----
         Total impaired loans                                       $1,417                 $100
                                                                    ======                 ====

NOTE E - BANK PREMISES AND EQUIPMENT
The following is a summary of bank premises and equipment at December 31:

                                                                                       Accumulated            Net Book
                                                                      Cost            Depreciation              Value
   1995
         Land                                                     $  4,688               $     0              $ 4,688
         Bank premises                                              26,875                 7,704               19,171
         Furniture and equipment                                    10,646                 4,858                5,788
                                                                   -------               -------              -------
             Total                                                $ 42,209               $12,562              $29,647
                                                                   =======               =======              =======
   1994
         Land                                                     $  4,688               $     0              $ 4,688
         Bank premises                                              25,945                 7,394               18,551
         Furniture and equipment                                    10,417                 5,195                5,222
                                                                   -------               -------              -------
             Total                                                $ 41,050               $12,589              $28,461
                                                                   =======               =======              =======

Depreciation expense for the years ended December 31, 1995, 1994 and 1993 amounted to approximately $2,527, $2,272 and $1,817 respectively.


NOTE F - TIME DEPOSITS
Time certificates of deposit in denominations of $100 or more as of December 31, 1995 and 1994 totalled $138,626 and $117,900, respectively. Interest expense on time certificates of $100 or more totalled $7,342, $3,651 and $2,003 in 1995, 1994 and 1993 respectively.

Maturities of time certificates of deposit of $100 or more are summarized as follows at December 31:

                                                                      1995                1994
   Three months or less                                           $ 53,322              $ 54,570
   Over three through six months                                    34,049                17,788
   Over six through twelve months                                   25,308                19,615
   Over twelve months                                               25,947                25,927
                                                                  --------              --------
         Total                                                    $138,626              $117,900
                                                                  ========              ========


NOTE G - SHORT TERM BORROWINGS
Federal funds purchased and securities sold under agreement to repurchase averaged $10,650, $2,950 and $615 during the years ending December 31, 1995, 1994 and 1993 respectively. The average interest rate was 4.88% in 1995, 4.00% in 1994 and 3.22% in 1993.

First Evergreen's demand note payable was collateralized by substantially all of the common stock of the Bank owned by First Evergreen and bore interest at the lending bank's prime rate. On January 24, 1994, First Evergreen paid off this commitment. The terms of the note did not require specific principal amortization and allowed First Evergreen to repay the principal and accrued interest without penalty. The prime rate of the lending bank at December 31, 1993, was 5.50%. The average interest rate in effect at December 31, 1993 was 5.86%.

Note H - Income Taxes
The components of Federal income tax expense (benefit) for 1995, 1994 and 1993 are as follows:

                                                                      1995                1994                  1993
   Current                                                          $6,138                $7,178               $8,697
   Deferred                                                            435                   256                 (543)
                                                                    ------                ------               ------
         Total                                                      $6,573                $7,434               $8,154
                                                                    =======               =======              ======

First Evergreen and subsidiary had no state income tax expense in 1995, 1994 or 1993.

The table below reconciles First Evergreen's deferred tax assets and liabilities under SFAS No. 109 on December 31:

                                                                      1995                1994                  1993
   ASSETS
         Deferred loan fees                                        ($1,208)              ($1,501)              ($1,668)
         Allowance for bad debt                                     (1,328)               (1,348)               (1,317)
         Unrecognized security losses                                    0                (1,037)                    0
         Other assets                                                 (220)                 (156)                 (160)
                                                                   --------              --------               --------
        Gross deferred tax assets                                   (2,756)               (4,042)               (3,145)
                                                                     -----                ------                ------
   LIABILITIES
         Fair market value of assets acquired                          760                   786                   873
         Depreciation                                                  783                   659                   556
         Investment accretion                                          579                   491                   391
         Unrecognized security gains                                   106                     0                     0
              Gross deferred tax liabilities                         2,228                 1,936                 1,820
                                                                     -----                ------                ------
              Net deferred tax assets                                ($528)              ($2,106)              ($1,325)
                                                                     ======              ========              ========


Management has determined that a valuation allowance is not required at December 31, 1995, 1994 or 1993 due to estimated future income.

The table below reconciles the statutory Federal income tax rate with the effective income tax as a percent of pretax income.

                                                                      1995                1994                  1993
   Statutory income tax rate                                            35.0%               35.0%                35.0%
   Change in taxes resulting from
         Tax-exempt interest                                           (11.8)               (9.3)                (8.9)
         Other - net                                                     1.3                 1.0                  1.0
                                                                        ----                ----                 ----
   Effective income tax rate                                            24.5%               26.7%                27.1%
                                                                        =====               =====                =====

Accumulated net deferred income taxes included in other assets or accrued interest and other liabilities in the accompanying consolidated statements of condition and currently payable income taxes are as follows at December 31:

                                                                      1995                1994
   Current payable                                                   $206                  $228
   Deferred receivable, net                                          (528)               (2,106)
                                                                     ----                ------
         Net receivable                                             ($322)              ($1,878)
                                                                    ======              ========


NOTE I - EMPLOYEE BENEFIT PLANS
First Evergreen has a contributory profit sharing plan for virtually all employees. Employees begin vesting after two years of net credited service and
become fully vested after seven years of net credited service.   Contributions
are voluntary and at the discretion of the Board of Directors.   Annual
contributions cannot exceed 15% of participants' earnings.   Contributions were
approximately $2,227, $1,980 and $1,824 for the years ended December 31, 1995, 1994 and 1993 respectively.


NOTE J - DIVIDEND RESTRICTIONS
Banking regulations limit the amount of dividends that may be paid to First Evergreen by its bank subsidiary without prior approval of the Bank's
respective regulatory agencies.   Based upon these limitations, the Bank could
have declared approximately $42,000 of dividends at December 31, 1995 without prior approval. Additionally, the Federal Reserve Board limits the amount of dividends which may be paid by First Evergreen to its stockholders under capital adequacy guidelines.


NOTE K - CONTINGENCIES
There are legal proceedings pending against the Bank which arise in the
ordinary course of business.   Based upon opinions of legal counsel, management
believes that liabilities arising from these proceedings, if any, would not have a material adverse effect on the consolidated financial position or results of operations of First Evergreen Corporation and subsidiary.


NOTE L - CONSOLIDATED SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED) The unaudited quarterly results of operations for the years ended December 31, 1995 and 1994 are as follows:

                                  December 31       September 30            June 30           March 31
   1995
      Interest income                 $31,228            $31,030            $30,833            $30,350
      Net interest income              14,649             14,570             14,873             15,605
      Net security gains                  704                161              1,089                 14
      Other non-interest income         1,381              1,476              1,665              1,510
      Non interest expense             10,122              9,401             10,521             10,850
      Income tax expense                1,636              1,672              1,774              1,491
      Net income                        4,976              5,134              5,332              4,788
      Income per share                 $12.44             $12.73             $13.20             $11.74

   1994
      Interest income                 $30,266            $29,802            $29,134            $27,868
      Net interest income              15,983             16,039             15,872             14,976
      Net security losses                 (42)               (19)              (300)            (1,011)
      Other non-interest income         1,345              1,556              1,486              1,455
      Non interest expense             10,428              9,796              9,721              9,546
      Income tax expense                1,804              2,156              2,077              1,397
      Net income                        5,054              5,624              5,260              4,477
      Income per share                 $12.47             $13.86             $12.95             $11.01

NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
First Evergreen has, through its subsidiary bank, financial instruments with off-balance-sheet risk made in the normal course of business to meet the
financing needs of its customers.   These financial instruments include
commitments to extend credit, letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of condition.

Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, letters of credit and financial guarantees is represented by the contractual amount of those instruments. The same credit policies are used in making commitments as those
used for on-balance-sheet instruments.   Collateral or other security is
generally required to support financial instruments with off-balance-sheet credit risk, however, credit risk is controlled through credit approvals, limits and monitoring procedures.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses
and may require payment of a fee.   Since a portion of the commitments are
expected to expire without being drawn upon, the total commitment amounts do
not necessarily represent future cash requirements.   Each customer's credit
worthiness is evaluated on a case-by-case basis.   The amount of collateral
obtained, if deemed necessary, upon extension of credit is based on
management's credit evaluation of the counterparty.   Collateral held varies,
but may include accounts receivable, inventory, property, plant and equipment,
or real estate.   Commitments to extend credit at December 31, 1995 and 1994
are approximately $78,345 and $64,457 respectively.   Rates on these
commitments ranged from 6.375% to 15% in 1995 and 6% to 15% in 1994.

Standby letters of credit and financial guarantees are issued to guarantee the
performance of a customer to a third party.   The credit risk involved in
issuing letters of credit is essentially the same as that involved in extending
other credits to customers.   Collateral is held to support these commitments
as deemed necessary.   At December 31, 1995 and 1994, outstanding letters of
credit totalled approximately $7,623 and $5,332 respectively.


NOTE N - CONCENTRATIONS OF CREDIT RISK
According to SFAS No. 105 - Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by economic or other conditions. Management is of the opinion that both its investment and loan
portfolios are well diversified.   However, as substantially all loans
originated and approximately 69% of all obligations of state and political subdivisions held at December 31, 1995, are located in Cook County and the
surrounding area, some geographic concentration risk exists.   At December 31,
1994, investment commitments in the Cook County and the surrounding area was approximately 70%.

At December 31, 1995, no securities of any one issuer (exclusive of U.S. Treasury and U.S. Government agencies) exceeded ten percent of stockholders' equity. At December 31, 1994, concentration in securities of a single issuer consisted of investments in bonds issued by Cook County School District No. 135, with book value and associated market value of $15,955 and $16,820 respectively.

Concentrations of loans and off-balance-sheet commitments exist within the loan
portfolio.   Commitments totaling $75,769 or 12.29% of total outstanding loans
have been issued to the construction industry.   These commitments include
financing to construction suppliers, contractors and developers. Management monitors these concentrations on a regular basis and is of the opinion that the concentrations are not significant.

Note O - First Evergreen Corporation (Parent Company)
The Parent Company's condensed financial information, which follows, conforms with the accounting policies described in the preceding notes.

Condensed Statements of Condition


                                                                         Years Ended December 31
                                                                     1995                  1994
Assets
         Cash at subsidiary bank                                 $    499               $   801
         Investment in banking subsidiary                         173,229               156,605
         Other assets                                                  90                    58
                                                                 --------              --------
             Total assets                                        $173,818              $157,464
                                                                 ========              ========
Liabilities and stockholders equity
         Liabilities                                             $      0              $      0
         Stockholders equity                                      173,818               157,464
                                                                 --------               -------
             Total liabilities and stockholders equity           $173,818              $157,464
                                                                 ========              ========

Condensed Statements of Income                                                    Years Ended December 31
                                                                     1995                  1994                  1993
   Operating income
        Dividends from the Bank (Note A)                        $   5,907               $ 8,592               $ 6,086
   Operating expenses
         Interest expense                                               0                     7                   125
         Other expenses                                               268                   139                   158
                                                                 --------               -------               -------
             Total operating expenses                                 268                   146                   283
                                                                 --------               -------               -------
         Income before federal income tax benefit and equity
             in undistributed income of subsidiary bank             5,639                 8,446                 5,803

   Federal income tax benefit                                          90                    48                    97
                                                                 --------               -------               -------
   Income before equity in undistributed
         income of subsidiary bank                                  5,729                 8,494                 5,900
   Equity in undistributed income of subsidiary bank               14,501                11,921                16,070
                                                                 --------               -------               -------
         Net income                                              $ 20,230               $20,415               $21,970
                                                                 ========               =======               =======


Condensed Statements of Cash Flows                                               Years Ended December 31
                                                                      1995                1994                  1993
Cash flows from operating activities:
         Net income                                                $20,230               $20,415              $21,970
   Adjustments to reconcile net income to net cash
         provided by operating activities:
         Undistributed income of subsidiary bank                   (14,501)              (11,921)             (16,070)
         Decrease (increase) in other assets                           (32)                  104                   49
         Increase in other liabilities                                   0                   (47)                 (47)
                                                                   -------               -------              -------
             Net cash provided by operating activities               5,697                 8,551                5,902
                                                                   -------               -------              -------
   Cash flows from financing activities:
         Principal payment on note payable                               0                (2,000)              (1,000)
         Acquisitions of treasury stock                               (739)                 (764)              (1,166)
         Dividends paid                                             (5,260)               (5,286)              (3,691)
                                                                   -------               -------              -------
             Net cash used for financing activities                 (5,999)               (8,050)              (5,857)
                                                                   -------               -------              -------
  Increase (decrease) in cash                                         (302)                  501                   45
   Cash at beginning of year                                           801                   300                  255
                                                                   -------               -------              -------
Cash at end of year                                                $   499               $   801              $   300
                                                                   =======               =======              =======
   Supplemental disclosures of cash flow information
         Cash paid (received) during the year for:
             Interest                                              $     0               $    55              $   170
             Income taxes (net of reimbursements
                  from subsidiary bank)                            $   (90)              $  (159)             $   (97)


NOTE P-FAIR VALUE OF FINANCIAL INSTRUMENTS
The following summarizes the carrying value and estimated fair value of financial instruments as of December 31, 1995 and 1994:

                                                                  1995                                1994
                                                        Carrying        Estimated          Carrying        Estimated
                                                          Value         Fair Value           Value         Fair Value
   Financial Assets
         Cash and cash equivalents                   $    58,998      $    58,998        $    68,712      $    68,712
         Securities held to maturity                   1,074,806        1,104,284          1,136,440        1,117,807
         Securities available for sale                   142,269          142,269            128,582          128,582
         Net loans                                       526,703          544,702            474,912          457,039
         Interest receivable                              20,959           20,959             24,484           24,484
   Financial Liabilities
         Deposits                                      1,661,946        1,668,008          1,694,617        1,688,160
         Federal funds purchased and securities
            sold under agreements to repurchase           15,070           15,070             13,160           13,160
         Interest payable                                  5,894            5,894              4,094            4,094
   Off-Balance-Sheet Financial Instruments
         Commitments to extend credit and
         standby letters of credit                           n/a              502                n/a              418


Where readily available, quoted market prices were utilized. If quoted market prices were not available, fair values were based on estimates using present value calculations. As this method is significantly affected by assumptions used, such as the discount rate and estimates of future cash flows, the estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized upon immediate settlement of the instruments. Certain financial instruments and all nonfinancial assets and liabilities have been omitted. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of First Evergreen. The following methods and assumptions were used in estimating the fair value for financial instruments.

CASH AND CASH EQUIVALENTS
The fair values reported for cash and cash equivalents were estimated to be their carrying value as they are highly liquid and short term in nature.

SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE
Fair values of securities held to maturity and available for sale are determined by reference to quoted market prices, if available. If quoted market prices are not available, fair value is estimated using quoted prices for similar securities.

LOANS
Fair value of the loan portfolio was estimated by discounting anticipated future cash flows using current rates at which similar loans would be made with the same remaining maturity. Credit risk was incorporated in the anticipated cash flows by considering the historical loss experience for each major category of loans. The cash flows of non-performing loans are reduced based upon estimates of loan management.

ACCRUED INTEREST RECEIVABLE
Due to its short term nature, the fair value of accrued interest receivable was estimated at carrying value.

DEPOSITS
The fair value of deposits with no stated maturities is estimated to be the carrying value. Fair value of fixed maturity certificates is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities.

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE As these instruments are short term in nature, their fair value is estimated to be their carrying value.

INTEREST PAYABLE
Due to its short term nature, the fair value of accrued interest payable was estimated at carrying value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
The fair value of instruments with off-balance-sheet risk is determined by estimating the amount First Evergreen would have to pay a third party to assume these instruments.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                To the Board of Directors and Stockholders of
                        First Evergreen Coporporation:


We have audited the accompanying consolidated statements of condition of First Evergreen Corporation [a Delaware Corporation] and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Evergreen Corporation and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


     Chicago, Illinois,
     January 24, 1996                                 /s/ Arthur Andersen LLP


COMMON STOCK INFORMATION AND DIVIDENDS


The common stock of First Evergreen, held by 494 stockholders of record on December 31, 1995, is not traded on any national or regional exchange or in the over-the-counter market. First Evergreen, due to the absence of a readily accessible market, with certain limitations, offers to purchase shares that a stockholder cannot otherwise sell. Such transactions are subject to a stated policy which defines the price per share as equal to the "book value" as last established by the Board of Directors [rounded up or down to the nearest twenty-five cents] and further defines "book value" as an amount equal to the amount of stockholders' equity divided by the number of outstanding shares and adjusted by adding to it the amount per outstanding share of the allowance for loan losses of the Evergreen Bank [net of the statutory Federal tax rate of 35%]. Individual purchases by First Evergreen in excess of 500 shares in a twelve-month period are made at a declining percentage of "book value" and any shares purchased by First Evergreen are subject to a one year holding period by the stockholder. Federal Reserve regulations place limitations on a bank holding company's purchase and redemption of its own stock without prior notice to the Federal Reserve and its approval thereof. The following table sets forth the high and low price by quarter for trades known to First Evergreen.

   1995                                        Fourth             Third              Second              First
         High                                 $433.25            $418.75            $408.00             $387.75
         Low                                  $433.25            $408.00            $397.00             $382.50

   1994                                        Fourth             Third              Second              First
         High                                 $391.50            $380.75            $366.25             $357.75
         Low                                  $384.75            $366.25            $356.75             $344.75



For the year ended December 31, 1995, there were, to the knowledge of First Evergreen, 27 trades involving 1,807 shares. For the year ended December 31, 1994, there were 32 trades involving 2,029 shares. See Selected Financial Data for information relating to dividend payments. In January 1996, a $15 per share cash dividend was declared to stockholders of record on January 3, 1996. Future dividend payments on common stock will depend upon such factors as cash position, earnings and capital requirements.

FINANCIAL REVIEW
The following Selected Financial Data are not covered by the report of independent public accountants and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, which follows, and the financial statements and notes of First Evergreen appearing elsewhere in this report. As average daily balances for all reported figures were not available, monthly average balances were used in preparation of some average consolidated amounts presented. In the opinion of First Evergreen's management, the use of monthly averages is not substantially different from the use of daily averages.

SELECTED FINANCIAL DATA

                                                                       Years Ended December 31
                                              1995             1994             1993             1992            1991
   OPERATING RESULTS
      Total interest income              $  123,441       $  117,070       $  120,417       $  120,392       $  108,775
      Total interest expense                 63,744           54,200           59,954           68,187           65,088
                                         ----------       ----------        ----------      ----------       ----------
      Net interest income                    59,697           62,870           60,463           52,205           43,687
      Provision for loan losses                   0                0                0              231              540
                                         ----------       ----------       ----------       ----------       ----------
      Net interest income after
         provision for loan losses           59,697           62,870           60,463           51,974           43,147
      Other income                            8,000            4,470            6,288            6,092            6,724
      Other expenses                         40,894           39,491           36,627           32,923           28,302
                                         ----------       ----------       ----------       ----------       ----------
      Income before income tax expense       26,803           27,849           30,124           25,143           21,569
      Applicable income taxes                 6,573            7,434            8,154            6,184            4,755
                                         ----------       ----------       ----------       ----------       ----------
      Net income                         $   20,230       $   20,415       $   21,970       $   18,959       $   16,814
                                         ==========       ==========       ==========       ==========       ==========
   DIVIDENDS
         Cash dividends declared         $    5,260       $    5,286       $    3,691       $    3,320       $    2,921
         Stock dividends declared                 0                0                0                0                0

   PER SHARE DATA
         Net income                      $    50.11       $    50.29       $    53.77       $    45.95       $    40.39
         Cash dividends declared              13.00            13.00             9.00             8.00             7.00

   SELECTED BALANCES - END OF YEAR
         Total assets                    $1,888,088       $1,872,035       $1,870,758       $1,790,033       $1,354,318
         Total investments                1,217,075        1,265,022        1,331,347        1,273,899          912,074
         Total loans                        530,499          478,764          416,341          388,056          374,930
         Total deposits                   1,661,946        1,694,617        1,718,071        1,653,371        1,213,259
         Stockholders' equity               173,818          157,464          145,026          127,912          113,702

   RATIOS
         Net income to:
             Average total deposits            1.22%            1.20%            1.30%            1.27%            1.46%
             Average total assets              1.10             1.10             1.19             1.17             1.33
             Average stockholders' equity     12.29            13.68            16.17            15.83            15.82
         Cash dividends to net income         26.00            25.89            16.80            17.51            17.37
         Average loans to average deposits    30.06            26.54            22.71            26.62            31.82
         Average equity to average assets      8.91             8.00             7.39             7.39             8.38

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                  FINANCIAL CONDITION & RESULTS OF OPERATIONS

LIQUIDITY
Liquidity is the ability to meet deposit withdrawals, provide for customers' credit needs, acquire and develop technologies to deliver customer services and service First Evergreen's financial obligations when due. Principal sources of liquidity are cash and assets that can be readily converted to cash. Such assets include interest bearing deposits in banks, federal funds sold, securities available for sale and the maturity of loans and securities held to maturity. Historically, First Evergreen's strong earnings flow has provided a solid source of liquidity as well. An additional source of liquidity used by First Evergreen is the purchase of federal funds. The need for liquidity has become more important in the banking industry in recent years as the growth in interest bearing transaction accounts has increased the amount of deposit liabilities that are interest rate sensitive and have maturities of less than one year. Additionally, the maturity of certificates of deposit at Evergreen Bank are primarily in the less than one year category. First Evergreen and its subsidiary bank are able to meet the funding gap between earning assets and interest sensitive liabilities with their relatively stable core base of demand and savings deposits. The maintenance of a proper balance between earning assets and interest sensitive liabilities is the primary function of asset and liability management. First Evergreen intends to continue its objective of matching maturities of deposit liabilities with maturities of earning assets as closely as possible.

In the opinion of First Evergreen's management, First Evergreen's market does not demonstrate any evolving trends, nor does First Evergreen have any commitments that currently would require actions to place First Evergreen in a position of greater liquidity. First Evergreen's consolidated statements of cash flows should be read in conjunction with any assessment of liquidity.

INTEREST RATE SENSITIVITY
Interest rate sensitivity is closely related to liquidity. Interest sensitivity gaps result from maturity mismatches between earning assets and interest sensitive liabilities. First Evergreen continues to be at risk from rising interest rates due to the systematic negative gap. Management minimizes the effect of that risk by simulation modeling, through gap analysis and monitoring portfolio duration.

The following table sets forth the balances in the major categories of interest earning assets and interest sensitive liabilities at December 31, 1995 (in thousands). This data is at a particular point in time; significant changes can occur daily in the sensitivity relationships.

                                                  Remaining Maturity or Earliest Possible Repricing  - Unaudited
                                                 0 - 3         4 - 12        1 Year to        Over
                                                Months         Months         5 Years        5 Years       Total
  INTEREST EARNING ASSETS
    Securities (amortized cost)              $   42,811      $ 215,801      $ 822,457      $ 135,706     $1,216,775
    Loans                                        89,059         64,955        170,646        205,839        530,499
                                             ----------      ---------      ---------      ---------     ----------
         Total interest earning assets          131,870        280,756        993,103        341,545      1,747,274
                                             ----------      ---------      ---------      ---------     ----------
  Percent of interest earning assets               7.55%         16.06%         56.84%         19.55%        100.00%

  INTEREST SENSITIVE LIABILITIES
    Money market accounts                    $   97,174      $       0      $       0      $       0     $   97,174

    Time deposits of $100 or more                53,421         59,993         25,058            154        138,626
    All other time deposits                     132,063        275,047        197,304              3        604,417
    Savings deposits and NOW accounts*           48,688        130,413         86,942        390,891        656,934
    Federal funds purchased and securities
     sold under agreements to repurchase         15,070              0              0              0         15,070
                                             ----------      ---------      ---------      ---------     ----------
         Total interest sensitive
         liabilities                            346,416        465,453        309,304        391,048      1,512,221

  Percent of interest sensitive liabilities       22.91%         30.78%         20.45%         25.86%        100.00%

  Interest sensitivity gap                    $(214,546)     $(184,697)     $ 683,799      $ (49,503)    $   235,053
  Cumulative Interest sensitivity gap          (214,546)      (399,243)       284,556        235,053         235,053
  Ratio of interest earning assets
   to interest sensitive liabilities               0.38           0.60           3.21           0.87           1.16

Footnote from chart on previous page

    * Although savings and NOW accounts do not reprice on a pre-established contract, they are subject to immediate withdrawal. It has been First Evergreen's experience that these deposits are relatively insensitive to interest rates and generally behave like deposits with longer maturities. To recognize this, historic core deposits are reported in the Over five years category. Funds considered to be non-core have been distributed evenly over the first eighteen months. Historical experience of these non-core deposits indicates that customers are repositioning these funds over a slightly longer period. This trend is likely due to the current interest rate environment and has been accounted for in the table on the previous page.

Total liabilities maturing or repricing within one year exceeded assets maturing or repricing within one year by $399 million and $311 million at December 31, 1995 and 1994 respectively. The negative gap position in the one year or less period is the result of depositors continued repositioning of funds in shorter term interest bearing instruments. Repricing of certain categories of assets and liabilities is subject to market conditions and other influences that are beyond the Corporation's control. As a result, certain assets and liabilities indicated above as maturing or repricing within a stated period may in fact mature or reprice in other periods or at different volumes. Additionally, 64% of First Evergreen's total assets are in marketable, highly liquid securities with laddered maturities to reduce the effect of interest rate changes.

FINANCIAL CONDITION
The deposit base, the main source for funds employed in earning assets, decreased slightly in 1995. Total deposits declined by $32,671 from December 31, 1994 to $1,661,946 at December 31, 1995. Rates on time deposits declined throughout the year, although the savings rate remained at 3%. Deposit customers continued the trend from 1994 of shifting savings funds into shorter term deposits. As a result, the volume of time deposits increased by $119,616, while the savings/NOW category declined by $140,168. Over the same period, demand deposits and money market accounts also decreased by $8,277 and $3,842 respectively. Additional funding was provided by securities sold under agreements to repurchase which increased $5,910. In 1994, total deposits declined by $23,454. Rates on time deposits rose during the period, while the savings rate also remained at 3%. As a result, the volume of time deposits increased by $172,245, while the savings/NOW category declined by $218,114. Over the same 1994 period, demand deposits and money market accounts increased by $12,267 and $10,148 respectively. Additional funding was provided by federal funds purchased and securities sold under agreements to repurchase which increased by $6,000 and $7,160 respectively. Management closely monitors the rates being offered on all its deposit products in response to changes in the short term markets. During 1995, earning assets increased by $3,788. Due to continued increased demand, the loan portfolio increased by nearly 11% or $51,735. This increase was funded by a decline in the held to maturity portfolio which decreased by $61,634. Also during the same 1995 period, the available for sale portfolio grew by $13,687. In 1995, the average interest rate spread expressed on a tax equivalent basis (net interest margin) declined 25 basis points to 3.17%. Also in the period, the return on average earning assets increased 47 basis points, while the average cost of funds increased 72 basis points. Net interest margins related to 1994 and 1993 were 3.42% and 3.34% respectively.

Return on average equity declined to 12.29 % from 1994 and 1993 levels of 13.68% and 16.17% respectively. Return on average assets remained unchanged at 1.10%. In 1993 the return was 1.19%. Total stockholders' equity increased $16,354 from $157,464 at December 31, 1994. A cash dividend of $13 per share ($5,260) was paid to stockholders of record on January 4, 1995. A dividend of $13 per share ($5,286) was paid during 1994. Capital ratios are strong and remain well above regulatory guidelines. First Evergreen's tier one leveraged capital ratio increased 83 basis points reaching 9.10%, while the ratio for total risk-based capital decreased 168 basis points, reaching 26.85%.

        The following table compares First Evergreen's capital ratios at December 31, 1995, with required regulatory guidelines:

                                                            Tier 1 Leveraged   Tier 1 Risk-Based   Total Risk-Based
                                                                 Capital            Capital             Capital
   Capital balances at December 31, 1995                       $ 168,498          $ 168,498            $ 172,294
   Required regulatory capital                                    55,500             25,700               51,400
                                                               ---------          ---------            ---------
   Capital in excess of regulatory minimums                    $ 112,998          $ 142,798            $ 120,894
                                                               =========          =========            =========
   Capital ratios at December 31, 1995                              9.10%             26.26%               26.85%
   Regulatory capital ratios required at December 31, 1995          3.00%              4.00%                8.00%

                  FIRST EVERGREEN CORPORATION AND SUBSIDIARY
                             RESULTS OF OPERATIONS

FISCAL 1995 COMPARED TO 1994 AND 1993

In 1995, net interest income of $59,697 was earned. This represents a decrease of $3,173 from 1994 as a result of narrowed net interest margins previously noted. Net interest income in 1994 and 1993 was $62,870 and $60,463 respectively. The average balance of earning assets decreased $17,468 or 1.00%, while their yield (on a tax equivalent basis) increased to 7.38% from 6.91% and 7.20% in 1994 and 1993 respectively. Interest income on a tax equivalent basis increased $6,999 and $3,563 in 1995 and 1994 respectively.

The average volume in interest bearing liabilities decreased $37,829 or 2.5% during 1995. Also in 1995, the increase of $9,545 in interest expense highlights the trend of deposits which were repositioned throughout the year into higher yielding products. In 1994 and 1993, interest expense decreased $5,755 and $8,233 respectively.

In 1995, based upon probable losses inherent within the loan portfolio, management once again elected not to provide additional funding to the loan loss reserve. Management suspended provisions to the reserve in June, 1992. Provisions to the loan loss reserve will be reinstated if conditions or other characteristics of the loan portfolio change or upon such time as management deems it to be necessary. The volume of loans charged off as a percentage of average loans outstanding in 1995, 1994 and 1993 was .01%, -0.2% and .04%, respectively. Management is unaware of any trends inherent in the portfolio which would call into question the overall quality of the loan portfolio during 1995 and prior years.

Total other operating income, excluding securities gains and losses, increased $190 in 1995 due to modest increases in trust fees, service charges on deposit accounts and net gains on the sale of other real estate owned properties. Net security gains of $1,968 were realized in 1995. This sharply contrasts with net losses of $1,372 realized in 1994. As a result of a strong economy and record corporate profits, the bond and stock markets moved sharply higher. In response to these conditions, management repositioned its available for sale portfolio. Net security gains in 1993 were $257.

Total other operating expenses increased $1,403 in 1995. Employee salaries and benefits, which represent the largest category of non-interest expense, increased $2,172, or 10.72%. The increased expense is primarily due to annual salary adjustments. The rate of increase in this category slowed by nearly 2% in 1995 and it is management's intent to continue to shrink the rate of increases. The number of employees expressed on a full-time equivalent basis declined by 16, reaching 565. Insurance expense declined $1,974 due to the near elimination of FDIC insurance costs. These costs in 1996 are expected to remain at the present year-end levels. Total other expenses increased $653 due to increases in advertising and contribution expenses resulting from expanded community outreach programs. Additionally, costs incurred for armored services and postage and mailings increased $111 and $172, respectively. Expenses incurred in connection with other real estate owned continued to trend downward as the associated number of properties were nearly eliminated by year-end.

In 1994, total other operating expenses increased $2,864. Employee salaries and benefits increased $2,255 or 12.52%. The increased expense is primarily due to annual salary adjustments and an increase in the number of employees expressed on a full-time basis by 42 to 583. Outside fees and services increased $374 due to higher data processing and consulting expenses. Equipment depreciation, rentals and maintenance experienced a $329 increase due to equipment upgrades at several locations. Total other expenses increased $284 due to reduced other real estate carrying costs.

                                   [CHART]

1) Return on Equity (Y Axis in Increments of 5)


1991               15.82%
1992               15.83%
1993               16.17%
1994               13.68%
1995               12.29%



2) Return on Assets (Y Axis in Increments of .3)

1991               1.33%
1992               1.17%
1993               1.19%
1994               1.10%
1995               1.10%

3) Net Income (Y Axis in Increments of 5 Million)

1991               16,814
1992               18,959
1993               21,970
1994               20,415
1995               20,230

                  FIRST EVERGREEN CORPORATION AND SUBSIDIARY
                        SELECTED STATISTICAL INFORMATION
                         DOLLARS IN THOUSANDS UNAUDITED

SECURITIES HELD TO MATURITY
BOOK VALUES

                                                                                       December 31
                                                                    1995                  1994                 1993
   U.S. Treasury obligations                                    $  251,116            $  395,070           $  529,584
   U.S. Government agencies and mortgage backed securities         462,665               480,677              371,441
   Obligations of states and political subdivisions                151,295               131,657              115,413
   Collateralized mortgage obligations                             208,345               127,651              186,025
   Other securities                                                  1,385                 1,385                1,385
                                                                ----------            ----------           ----------
         Total                                                  $1,074,806            $1,136,440           $1,203,848
                                                                ----------            ----------           ----------

SECURITIES AVAILABLE FOR SALE
BOOK VALUES

                                                                                     December 31
                                                                    1995                  1994                 1993
   U.S. Treasury obligations                                    $  138,888            $  128,582           $  127,499
   Collateralized mortgage obligations                               3,381                     0                    0
                                                                ----------            ----------           ----------
         Total                                                  $  142,269            $  128,582           $  127,499
                                                                ----------            ----------           ----------

SECURITIES HELD TO MATURITY
REMAINING MATURITY AND AVERAGE YIELD


                                                                        December 31, 1995
                                        One Year or Less       One to Five Years       Five to Ten Years     Over Ten Years
                                         Book      Yield        Book      Yield         Book     Yield        Book    Yield
   U.S. Treasury obligations           $120,158       5.21%   $130,958     5.74%     $     0         .00%  $     0        .00%

   U.S. Government agencies
        and mortgage backed securities  105,892       8.00     310,869     7.73       15,861        8.08    30,043       8.81
   Obligations of states and
     political subdivisions (2)          21,143       9.72      62,784     9.12       56,284        8.95    11,084      10.25
   Other securities (1)                  11,419       6.58     179,121     7.08        9,655        6.37     9,535       7.82
                                       --------               --------               -------               -------
   Total maturities (3)                $258,612               $683,732               $81,800               $50,662
                                       --------               --------               -------               -------

   (1)  Collateralized mortgage obligations and Federal Reserve Bank stock.

   (2) The interest on non-taxable investment securities has been adjusted and is calculated on a tax equivalent basis using a Federal tax rate of 35%.

   (3) No securities of any issuer are held, exclusive of U.S. Treasury obligations and U.S. Government agencies, which exceed 10% of stockholder equity.

SECURITIES AVAILABLE FOR SALE
REMAINING MATURITY AND AVERAGE YIELD

                                                                        December 31, 1995
                                        One Year or Less      One to Five Years        Five to Ten Years       Over Ten Years
                                         Book      Yield        Book      Yield          Book     Yield        Book    Yield
   U.S. Treasury obligations               $0       0.00%     $138,888      5.31%          $0      0.00%         $0     0.00%
   Collateralized mortgage obligations      0       0.00             0      0.00        3,381      7.55           0     0.00
                                         ----                 --------                 ------                  ----
                                           $0                 $138,888                 $3,381                    $0
         Total                           ----                 --------                 ------                  ----

LOANS

TYPES OF LOANS                                                             December 31,
                                             1995             1994             1993              1992             1991
   Commercial and industrial              $  78,181        $  73,051        $ 62,542         $ 59,006          $ 66,442
   Real estate - residential                332,293          286,587         233,544          208,487           197,469
   Real estate - commercial                  91,353           81,344          76,198           68,669            56,768
   Real estate - construction                 4,290              714           3,006            3,832             4,881
   Installment                               24,404           37,116          41,149           48,293            49,500
                                            -------          -------         -------          -------           -------
                                            530,521          478,812         416,439          388,287           375,060
   Less unearned discount                       (22)             (48)            (98)            (231)             (130)
                                            -------          -------         -------          -------           -------
         Total                            $ 530,499        $ 478,764        $416,341         $388,056          $374,930
                                            -------          -------         -------          -------           -------

MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES                         December 31, 1995
                                                             1 Year           1 to 5            Over
                                                             or Less           Years           5 Years           Total
   Commercial and industrial                                 $41,813          $29,315           $7,053          $78,181
   Real estate - construction                                  4,255               35                0            4,290
                                                             -------          -------           ------          -------
         Total                                               $46,068          $29,350           $7,053          $82,471
                                                             -------          -------           ------          -------


INTEREST SENSITIVITIES

LOANS MATURING IN ONE YEAR AND OVER                                           1 to 5            Over
                                                                               Years           5 Years           Total
   Fixed rate                                                                 $19,895           $6,602          $26,497
   Floating rate                                                                9,455              451            9,906
                                                                              -------           ------          -------
         Total                                                                $29,350           $7,053          $36,403
                                                                              -------           ------          -------


NONPERFORMING ASSETS (1)

                                             1995             1994             1993              1992             1991
   Nonaccrual loans (2)                     $ 1,619            $ 414          $ 1,316          $ 3,247          $ 3,512
   Past due 90 days or more (3)               2,351            1,852            1,337            1,444            2,480
   Restructured loans (4)                         0                0                0                0                0
   Other real estate owned                      224            1,256            3,564            2,928                0

   (1) Adoption of SFAS No. 114 in 1995 does not materially impact the comparability of this disclosure.

   (2) Loans accounted for on a nonaccrual basis. (See Note A for further information.)

   (3) Accruing loans which are contractually past due 90 days or more as to principal or interest payments.

   (4) Loans not included above which are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings.

In 1995, the United States economy continued to expand, while inflation remained low at 2.5%. Economic performance moderately impacted the volume of nonperforming assets which increased from $3,522 in 1994, to $4,194 in 1995. The percentage of nonperforming assets to total loans in 1995 was relatively unchanged reaching .79% from .74% in 1994.

Consolidated Average Statements of Condition, Analysis of Interest Earnings and Interest Differential Analysis

                                                               1995                                     1994
                                                  Average                                    Average
                                                  Balance        Interest         Rate       Balance    Interest        Rate
    Interest Earning Assets:
         Federal funds sold                     $   24,344      $  1,435          5.89%   $   12,579    $    536         4.26%
         Taxable investment securities           1,072,922        72,448          6.75     1,171,476      72,142         6.16
         Non-taxable investment securities (l)     144,388        13,782          9.54       121,724      12,080         9.92
         IDR bonds/non-taxable loans (2)             6,443           592          9.19         5,408         500         9.25
         Loans                                     491,941        40,215          8.17       446,319      36,215         8.11
                                                ----------      ----------        ----    ----------    ---------        ----
    Total interest earning assets                1,740,038      $128,472          7.38     1,757,506     121,473         6.91
                                                ----------      --------          ----    ----------    ----------       ----
    Other Assets:
         Cash and due from banks                    46,363                                    46,616
         Less allowance for loan losses             (3,862)                                   (3,842)
         Bank premises and equipment                29,179                                    27,323
         Accrued interest receivable                22,402                                    25,483
         Other real estate owned                       844                                     2,898
         Goodwill and intangibles                    5,568                                     6,407
         Other assets                                3,548                                     1,795
                                                ----------                                ----------
    Total Assets                                $1,844,080                                 1,864,186
                                                ==========                                 =========
    Interest Bearing Liabilities:
         Interest bearing transaction deposits  $  209,247         6,488          3.10    $  214,332       6,253         2.92
         Savings deposits                          613,993        18,953          3.09       828,802      23,336         2.82
         Time deposits of $100 or more             133,413         7,342          5.50        82,617       3,655         4.42
         Other time deposits                       546,119        30,441          5.57       421,693      20,830         4.94
         Federal funds purchased, securities
            sold under agreements to repurchase
            and borrowed funds                      10,666           520          4.88         3,823         125         3.27
                                                ----------      ----------        ----    ----------    ----------       ----
         Total interest bearing liabilities      1,513,438        63,744          4.21    $1,551,267      54,199         3.49
                                                ----------      ----------        ----    ----------    ----------       ----
         Net interest margin                                                      3.17%                                  3.42%
                                                                                  =====                                  ----
    Other Liabilities and Stockholders' Equity:
         Demand deposits                           154,988                                   154,837
         Accrued interest and other liabilities     11,409                                     8,881
         Stockholders' equity                      164,245                                   149,201
                                                ----------                                 ----------
    Total liabilities and stockholders' equity  $1,844,080                                $1,864,186
                                                ==========                                ==========

----------------------------------------------------------------------------------------------------------------------------------
Net interest earnings                                           $   64,728                              $   67,274
                                                                ----------                              ----------
-----------------------------------------------------------------------------------------------------------------------------------
Net yield on interest earning assets                                              3.72%                                  3.83%
                                                                                  -----                                  -----
------------------------------------------------------------------------------------------------------------------------------------


        (1)     The interest on non-taxable investment securities has been adjusted and is calculated on a tax equivalent basis using a federal tax rate of 35%.

        (2)     The interest on non-taxable industrial development revenue bonds and other non-taxable loans (included in loans for financial purposes) has been adjusted and is calculated on a tax equivalent basis using a federal tax rate of 35%.

        (3)     Changes not due solely to rate changes or volume changes are allocated based on the percentage of each to the total.


                     1993                           1995 Compared to 1994                          1994 Compared to 1993
     Average                                      Change Attributable to (3)                     Change Attributable to (3)
     Balance        Interest        Rate          Volume        Rate          Total            Volume         Rate       Total

   $   27,050      $    808           2.99%    $     638        $  261      $   899          $  (535)    $   263     $   (272)
    1,205,024        77,390           6.42        (6,342)        6,648          306           (2,119)     (3,129)      (5,248)
      118,573        12,576          10.61         2,178          (476)       1,702              328        (824)        (496)
        5,780           621          10.74            95            (3)          92              (38)        (83)        (121)
      379,234        33,641           8.87         3,728           272        4,000            5,609      (3,035)       2,574
   ----------      --------          -----     ---------        ------      -------          -------     -------     --------
    1,735,661       125,036           7.20           296         6,702        6,999            3,245      (6,808)      (3,563)
   ----------      --------          -----     ---------        ------      -------          -------     -------     --------


       47,533
       (3,757)
       23,235
       22,816
        3,328
        7,245
        3,065
   ----------
   $1,839,036
   ==========

   $  209,617         6,724           3.21          (151)          386          235              149        (620)        (471)
      934,650        34,154           3.65        (6,473)        2,090       (4,383)          (3,575)     (7,243)     (10,818)
       45,284         2,003           4.42         2,640         1,047        3,687            1,652           0        1,652
      362,959        16,928           4.66         6,696         2,915        9,611            2,858       1,044        3,902


        2,699           145           5.37           310            85          395               48         (68)         (20)
   ----------      --------          -----     ---------        ------      -------          -------     -------     --------
    1,555,209        59,954           3.86         3,022         6,523        9,545            1,132      (6,887)      (5,755)
   ----------      --------          -----     ---------        ------      -------          -------     -------     --------

                                      3.34%
                                      ====

      142,660
        5,267
      135,900
   ----------
   $1,839,036                                  $  (2,726)       $  179      $(2,546)         $ 2,113     $    79     $  2,192
   ==========                                  =========        ======      =======          =======     =======     ========


                   $ 65,082
                   ========           3.75%
                                      ====



POTENTIAL PROBLEM LOANS
Effective December 31, 1995, the Company had $2,225 in domestic commercial loans for which payments presently are current, but the borrowers are currently experiencing financial difficulties. These loans are closely monitored by management on a regular basis.

FOREIGN LOANS OUTSTANDING
There were no loans to foreign countries outstanding for the reported periods.

SUMMARY OF LOAN LOSS EXPERIENCE
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                                                                                 Years Ended December 31
                                                   1995                   1994             1993          1992         1991

         Average total loans                   $498,384               $451,727         $385,014         $397,206     $365,412
                                               ========               ========         ========         ========     ========
         Total loans at year end               $530,499               $478,764         $416,341         $388,056     $374,930
                                               ========               ========         ========         ========     ========
         Allowance for loan losses
              at beginning of year             $  3,852               $  3,764         $  3,906         $  3,925     $  3,507
         Loans charged off:
             Commercial and industrial              187                    117              306              852           89
             Real estate - construction               0                      0                0                0            0
             Real estate - mortgage                   0                      4              137              582            0
             Installment                             70                     60              100              463           64
                                               --------               --------         --------         --------     --------
                 Total                              257                    181              543            1,897          153
                                               --------               --------         --------         --------     --------
         Recoveries of loans previously
              charged off:
             Commercial and industrial              131                     83              321              229           16
             Real estate - mortgage                   0                     63                0                0            0
             Installment                             70                    123               80              132           15
                                               --------               --------         --------         --------     --------
                 Total                              201                    269              401              361           31
                                               --------               --------         --------         --------     --------
         Net loans charged off                       56                    (88)             142            1,536          122
             Provision for loan losses                0                      0                0              231          540
             Allowance of acquired entity             0                      0                0            1,286            0
         Allowance for loan losses at year     --------               --------         --------         --------     --------
          end                                  $  3,796               $  3,852         $  3,764         $  3,906     $  3,925
                                               ========               ========         ========         ========     ========

         As a percent of average loans:
             Net loans charged off                 0.01%                 -0.02%            0.04%            0.39%        0.03%
             Provision for loan losses             0.00                   0.00             0.00             0.06         0.15
         Allowance balance as a percent
             of year-end loans                     0.72                   0.80             0.90             1.01         1.05

The allowance for loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the probable losses being incurred within the following categories at the date indicated:

                                                                                      December 31, 1995

                                                                                                Percent of loans in each
                                                                            Allowance            category to total loans
             Commercial and industrial                                         $  996                        14.74%
             Real estate - construction                                           373                         0.81
             Real estate - residential                                            837                        62.63
             Real estate - commercial                                             439                        17.22
             Installment                                                          236                         4.60
             Unallocated                                                          915                          n/a
                                                                               ------                       ------
                                                                               $3,796                       100.00%
                                                                               ======                       ======