Form 10-K405, Exhibit 13
period 1996-12-31
FIRST EVERGREEN CORP
filed 1997-03-31
CIK 278138

                                                                  EXHIBIT 13

                   First Evergreen Corporation and Subsidiary
                      CONSOLIDATED STATEMENTS OF CONDITION
                     Dollars in thousands except share data

                                                                                      December 31
ASSETS                                                                       1996                     1995
    Cash and due from banks (Note B)                                         $55,654                  $58,998
    Federal funds sold                                                        53,200                        0
    Available for sale securities (Notes A and C)                            142,625                  142,269
    Held to maturity securities (Notes A and C)
        U.S. Treasury obligations                                            133,514                  251,116
        U.S. Government agencies                                             403,056                  411,858
        Obligations of states and political subdivisions                     173,090                  151,295
        Mortgage-backed securities                                            83,719                   50,807
        Collateralized mortgage obligations                                  190,443                  208,345
        Other securities                                                       1,385                    1,385
                                                                          ----------               ----------
            Total held to maturity securities                                985,207                1,074,806
            (Market value of $999,696 in 1996 and $1,104,284 in 1995)
    Loans -- net (Notes A and D)                                             615,653                  526,703
    Bank premises and equipment (Notes A and E)                               31,729                   29,647
    Accrued interest receivable                                               15,999                   20,959
    Goodwill and other intangibles -- net (Note A)                             4,281                    5,124
    Other assets (Note A)                                                      5,665                   29,582
                                                                          ----------               ----------
                                                                          $1,910,013               $1,888,088
                                                                          ==========               ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities
        Demand deposits                                                     $181,115                 $169,748
        Savings deposits and NOW accounts                                    588,572                  631,633
        Money market accounts                                                 97,965                   97,174
        Time deposits (Note F)                                               828,195                  763,391
                                                                          ----------               ----------
            Total deposits                                                 1,695,847                1,661,946

        Federal funds purchased and securities sold under
         agreements to repurchase (Note G)                                    17,235                   15,070
        Accrued interest and other liabilities                                10,491                   37,254
                                                                          ----------               ----------
            Total liabilities                                              1,723,573                1,714,270
                                                                          ----------               ----------
    Stockholders' equity
        Common stock -- authorized, 2,000,000 shares
         of $25 par value; issued, 432,842 shares in 1996 and 1995            10,821                   10,821
        Surplus                                                                4,815                    4,815
        Retained earnings (Note J)                                           180,280                  165,629
        Unrealized gains (losses) on AFS securities, net of tax (Note A)      (1,318)                     196
                                                                          ----------               ----------
                                                                             194,598                  181,461
        Less treasury stock -- at cost, 31,205 shares in 1996
         and 30,065 shares in 1995                                            (8,158)                  (7,643)
                                                                          ----------               ----------
            Total stockholders' equity                                       186,440                  173,818
                                                                          ----------               ----------
                                                                          $1,910,013               $1,888,088
                                                                          ==========               ==========


        The accompanying notes are an integral part of these statements

                   First Evergreen Corporation and Subsidiary
                       CONSOLIDATED STATEMENTS OF INCOME
                     Dollars in thousands except share data

                                                                       Years Ended December 31,
                                                               1996            1995            1994
Interest income
    Interest and fees on loans (Note A)                      $ 46,694       $ 40,600         $ 36,540
    Interest and dividends on investment securities
        Taxable securities                                     59,822         65,177           66,099
        Securities exempt from federal taxes                    9,510          8,958            7,853
        Dividends                                                  83             83               83
    Interest on available for sale securities                   7,308          7,188            5,959
    Interest on federal funds sold                              1,815          1,435              536
                                                             --------       --------         --------
        Total interest income                                 125,232        123,441          117,070
                                                             --------       --------         --------
Interest expense
    Interest on deposits (Note F)                              64,931         63,224           54,075
    Interest on federal funds purchased and securities
     sold under agreements to repurchase (Note G)                 611            520              118
    Interest on note payable                                        0              0                7
                                                             --------       --------         --------
        Total interest expense                                 65,542         63,744           54,200
                                                             --------       --------         --------
        Net interest income                                    59,690         59,697           62,870

Provision for loan losses (Note D)                                400              0                0
                                                             --------       --------         --------
    Net interest income after provision
     for loan losses                                           59,290         59,697           62,870
                                                             --------       --------         --------
Other operating income
    Service charges on deposit accounts                         3,403          2,977            2,952
    Trust department income (Note A)                            1,946          1,726            1,651
    Other income                                                1,386          1,329            1,239
    Net security gains (losses)                                 1,194          1,968           (1,372)
                                                             --------       --------         --------
        Total other operating income                            7,929          8,000            4,470
                                                             --------       --------         --------
Other operating expenses
    Salaries and employee benefits (Note I)                    22,692         22,441           20,269
    Net occupancy expense of bank premises (Note A)             3,505          3,308            3,028
    Equipment depreciation, rentals and maintenance (Note A)    2,767          2,548            2,221
    Insurance                                                     265          2,212            4,186
    Outside fees and services                                   1,956          2,059            2,252
    Data processing                                             1,913          2,070            1,932
    Other expenses                                              6,419          6,256            5,603
                                                             --------       --------         --------
        Total other operating expenses                         39,517         40,894           39,491
                                                             --------       --------         --------
        Income before income tax expense                       27,702         26,803           27,849

Income tax expense (Notes A and H)                              7,010          6,573            7,434
                                                             --------       --------         --------
        Net income                                           $ 20,692       $ 20,230         $ 20,415
                                                             ========       ========         ========
Net income per share (Note A)                                $  51.42       $  50.11         $  50.29
                                                             ========       ========         ========


        The accompanying notes are an integral part of these statements
                                       4

                   First Evergreen Corporation and Subsidiary
                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN STOCKHOLDERS' EQUITY
                     Dollars in thousands except share data



                                           Years Ended December 31, 1994, 1995 and 1996
                                     Common            Retained  Unrealized Gains  Treasury
                                      Stock   Surplus  Earnings    (Losses) on      Stock     Total
                                                                  AFS Securities

Balance at December 31, 1993         $10,821   $4,815  $135,530        $      0    $(6,140)  $145,026

Net income                                 0        0    20,415               0          0     20,415
Cash dividends ($13 per share)             0        0    (5,286)              0          0     (5,286)
Acquisition of 2,029 shares
   of treasury stock                       0        0         0               0       (764)      (764)
Change in unrealized gains (losses)
   on AFS securities                       0        0         0          (1,927)         0     (1,927)
                                     -------   ------  --------         -------    -------    -------
Balance at December 31, 1994          10,821    4,815   150,659          (1,927)    (6,904)   157,464

Net income                                 0        0    20,230               0          0     20,230
Cash dividends ($13 per share)             0        0    (5,260)              0          0     (5,260)
Acquisition of 1,807 shares
   of treasury stock                       0        0         0               0       (739)      (739)
Change in unrealized gains (losses)
   on AFS securities                       0        0         0           2,123          0      2,123
                                     -------   ------  --------         -------    -------    -------
Balance at December 31, 1995          10,821    4,815   165,629             196     (7,643)   173,818

Net income                                 0        0    20,692               0          0     20,692
Cash dividends ($15 per share)             0        0    (6,041)              0          0     (6,041)
Acquisition of 1,140 shares
   of treasury stock                       0        0         0               0       (515)      (515)
Change in unrealized gains (losses)
   on AFS securities                       0        0         0          (1,514)         0     (1,514)
                                     -------   ------  --------         -------    -------    -------
Balance at December 31, 1996         $10,821   $4,815  $180,280        $ (1,318)   $(8,158)  $186,440
                                     =======   ======  ========         =======    =======    =======



        The accompanying notes are an integral part of these statements

                   First Evergreen Corporation and Subsidiary
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              Dollars in thousands

`                                                                                 Years Ended December 31,
                                                                         1996              1995          1994
Cash flows from operating activities:
  Net income                                                             $20,692           $20,230     $20,415
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Provision for depreciation and amortization                            3,589             3,369       3,114
    Provision for loan losses                                                400                 0           0
    Amortization of investment security discounts/premiums                 7,626            11,083      23,803
    Net (gains) losses on investment securities                           (1,194)           (1,968)      1,372
    Deferred income taxes                                                    361               437         256
    (Increase) decrease in accrued interest receivable                     4,960             3,525        (497)
    (Increase) decrease in other assets                                   24,371           (26,684)      1,360
    Net increase (decrease) in accrued interest and other liabilities    (26,763)           30,460       1,090
                                                                        --------          --------    --------
              Net cash provided by operating activities                   34,042            40,452      50,913
Cash flows from investing activities:
  Capital expenditures                                                    (4,828)           (3,712)     (4,891)
  Proceeds from maturity of securities held to maturity                  353,373           294,322     327,668
  Purchases of securities held to maturity                              (270,261)         (242,992)   (280,561)
  Proceeds from sales of securities available for sale                   642,829         1,449,220     278,132
  Purchases of securities available for sale                            (645,459)       (1,458,453)   (286,897)
  Net increase in loans                                                  (89,350)          (51,791)    (62,335)
                                                                        --------          --------    --------
    Net cash used by investing activities                                (13,696)          (13,406)    (28,884)
Cash flows from financing activities:
  Net decrease in demand, money market,
    savings and NOW accounts                                             (30,903)         (152,287)   (195,699)
  Net increase in time deposits                                           64,804           119,616     172,245
  Net increase in federal funds purchased and
    securities sold under agreements to repurchase                         2,165             1,910      13,160
  Cash dividends paid                                                     (6,041)           (5,260)     (5,286)
  Principal payments on note payable                                           0                 0      (2,000)
  Acquisition of treasury stock                                             (515)             (739)       (764)
                                                                        --------          --------    --------
    Net cash provided (used) by financing activities                      29,510           (36,760)    (18,344)
                                                                        --------          --------    --------
Increase (decrease) in cash and cash equivalents                          49,856            (9,714)      3,685
Cash and cash equivalents at beginning of year                            58,998            68,712      65,027
                                                                        --------          --------    --------
Cash and cash equivalents at end of year                                $108,854           $58,998     $68,712
                                                                        ========          ========    ========
Supplemental disclosure of cash flow information:
    Cash paid during the year for:
       Interest                                                          $64,905           $61,943     $53,233
       Income taxes                                                        6,500             6,160       7,625


        The accompanying notes are an integral part of these statements
                                       6

                   First Evergreen Corporation and Subsidiary
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             Dollars in thousands
                       December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of First Evergreen Corporation and subsidiary conform to generally accepted accounting principles and to general practice within the banking industry. Certain reclassifications have been made to the 1995 financial statements to conform with the 1996 presentation.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of First Evergreen Corporation ("First Evergreen") and its wholly-owned subsidiary, First National Bank of Evergreen Park (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS
First Evergreen is a bank holding company whose principal asset is its investment in the Bank subsidiary. First Evergreen, through its subsidiary bank, operates in a single segment engaging in the general retail and commercial banking business, primarily in the southwestern suburbs of Chicago. The services offered include demand, savings and time deposits, commercial lending products--such as commercial loans and mortgages, and personal lending products--such as residential mortgages, home equity lines and installment loans. The subsidiary bank also provides trust services. The Bank operates six facilities in Evergreen Park, Oak Lawn, Orland Park and Chicago. An additional facility in Orland Park is planned to open in late 1997. First Evergreen generates the majority of its revenues from interest earned on investment securities and loans.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENT
The preparation of financial statements in conformance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

INVESTMENT SECURITIES
First Evergreen maintains a held to maturity portfolio recorded at cost adjusted for amortization of premiums and accretion of discounts in accordance with management's positive intent and ability to hold these securities to final maturity. Securities not classified as held to maturity are designated as available for sale and are reported in the Statement of Condition at fair value with unrealized gains and losses credited or charged, net of tax effect, directly to stockholders' equity. Premiums and discounts on held to maturity securities are amortized (deducted) and accreted (added), respectively, to interest income using the level yield method over the period from acquisition to maturity, or earlier call date, of the related securities. Realized gains and losses on securities are determined on a specific identification method.

LOANS
Loans are stated at the principal amount outstanding, net of unearned fees and discounts, if any. Interest on commercial, real estate and installment loans is accrued and credited to interest income based upon the principal amount outstanding. Unearned income on discount loans is credited to interest income over the term of the loan on the sum-of-the-months-digits method, which does not differ significantly from the effective interest method.

Loan origination fees and direct loan origination costs are deferred and amortized into interest income over the life of the loan as an adjustment to the yield using the effective interest method. Indirect loan origination costs are charged to expense as incurred.

Accrual of interest is discontinued on loans past due ninety days or more when management believes, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that collection of interest is doubtful. Interest income from such loans is recognized on the cash basis. Past due loans that are well secured and in the process of collection are not placed in a nonaccrual status.

In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan. The Statement requires that a creditor measure impairment of a loan based on the present value of expected future cash flows, discounted at the loan's original effective rate. As a practical expedient, impairment may be measured at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Commercial credits that are covered by the Statement are evaluated on an individual basis. Smaller balance homogeneous loans such as residential real estate and consumer installment which are not covered by the Statement are aggregated for evaluation. Nonaccrual loans covered by the Statement are classified as impaired but may not require a valuation allowance. Any shortfall in the estimated value of an impaired loan compared with the recorded investment in the loan is identified as a portion of the allowance for loan losses. Payments on loans classified as impaired are recorded as reductions of principal. Interest is recorded on the cash basis after all principal has been repaid. First Evergreen adopted the standard in 1995. The adoption of this Statement did not have a material effect on the consolidated financial statements and no additional allowance for loan losses was required as a result of the adoption.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is based on estimates of an amount that management believes is adequate to absorb losses on existing loans that may become uncollectible, although ultimate losses may vary from the current estimates. These estimates are reviewed quarterly and are based on evaluations of collectibility of loans and prior loan loss experience. As adjustments become necessary, they are reported in earnings in the periods in which they become known. Evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. Loans are charged off when management determines there has been permanent impairment of the related carrying values. Recoveries on loans previously charged off are credited directly to the allowance for loan losses.

IMPAIRMENT OF LONG-LIVED ASSETS
In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. The Statement covers long-lived assets and certain identifiable intangibles and requires a review for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. First Evergreen adopted the standard in 1996. The adoption of the Statement did not have a material effect on the consolidated financial statements.

BANK PREMISES AND EQUIPMENT
Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets (Bank premises 10-50 years; furniture and equipment 3-10 years). Maintenance and repairs are charged to expense when incurred; improvements are capitalized. Gains and losses on routine disposition, which are not significant, are reflected in current operations.

OTHER REAL ESTATE OWNED
Other real estate owned consists of properties acquired in partial or total satisfaction of debt and is stated at the lower of cost or fair value. Losses arising at acquisition are charged against the allowance for loan losses. Write-downs to reflect reductions in fair value subsequent to acquisition are recorded in other expense in the consolidated statements of income, while any gains that are realized on the disposition of such properties are included in other income. Other real estate owned included in other assets in 1996 and 1995 is approximately $176 and $224 respectively.

INTANGIBLE ASSETS
Goodwill, representing the investment in subsidiaries in excess of the value of net assets acquired, is amortized on a straight-line basis over ten years. First Evergreen recorded $8,400 in goodwill from the acquisition of Oak Lawn Trust on February 11, 1992. As of December 31, 1996 and 1995, accumulated amortization of goodwill totalled $4,119 and $3,276 respectively. In management's opinion, no events or circumstances have occurred that would warrant revision or place doubt on the stated recovery of the balance.

TRUST DEPARTMENT INCOME
Trust department income is recognized on the cash basis, which is not significantly different from amounts that would have been recognized on the accrual basis.

INCOME TAXES
First Evergreen files a consolidated federal income tax return with its subsidiary. The Bank pays to or receives from First Evergreen the amount of federal income taxes it would have paid or received had the Bank filed a separate federal income tax return.

NET INCOME PER SHARE
Net income per share is computed by dividing net income by the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 1996, 1995 and 1994 was 402,444; 403,727 and 405,940 respectively.

CONSOLIDATED STATEMENT OF CASH FLOWS
For the purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

TRANSFERS OF SERVICING FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES
In June, 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. SFAS No. 125 is effective for transactions occurring after December 31, 1996, however the FASB has issued an amendment that would delay until 1998 the effective date of some of the Statement's provisions. Management believes the adoption of the Statement will not have a material effect on the consolidated financial statements.


NOTE B - CASH AND CASH EQUIVALENTS
The Federal Reserve requires the Bank to maintain certain average reserve balances. These average reserves approximated $7,979 during 1996 and $9,397 in 1995.


NOTE C - SECURITIES
The amortized cost and approximate fair value of held-to-maturity securities are as follows at December 31:


                                             1996                                           1995
                                       Gross       Gross     Approximate                Gross       Gross     Approximate
                          Amortized  Unrealized  Unrealized     Fair      Amortized   Unrealized  Unrealized      Fair
                             Cost      Gains       Losses      Value        Cost        Gains       Losses       Value
U.S. Treasury obligations  $133,514   $   856     ($377)      $133,993   $  251,116     $ 2,469      ($461)   $  253,124
U.S. Government agencies    403,056     8,372      (653)       410,775      411,858      17,602       (164)      429,296
Obligations of states &
 political subdivisions     173,090     7,426      (437)       180,079      151,295       8,677       (147)      159,825
Mortgage-backed securities   83,719       841    (1,697)        82,863       50,807       1,036       (658)       51,185
Collateralized mortgage
 obligations                190,443       832      (674)       190,601      208,345       1,468       (344)      209,469
Other securities              1,385         0         0          1,385        1,385           0          0         1,385
                           --------   -------   -------       --------   ----------     -------    -------    ----------
    Total                  $985,207   $18,327   ($3,838)      $999,696   $1,074,806     $31,252    ($1,774)   $1,104,284
                           ========   =======   =======       ========   ==========     =======    =======    ==========

The amortized cost and approximate fair value of available for sale securities are as follows at December 31:




                                             1996                                           1995
                                       Gross       Gross     Approximate                Gross       Gross     Approximate
                          Amortized  Unrealized  Unrealized     Fair      Amortized   Unrealized  Unrealized      Fair
                             Cost      Gains       Losses      Value        Cost        Gains       Losses       Value
U.S. Treasury obligations  $144,654    $    0   ($2,029)      $142,625     $138,725        $186       ($23)     $138,888
Collateralized mortgage
  obligations                     0         0         0              0        3,244         137          0         3,381
                           --------   -------   -------       --------   ----------     -------    -------    ----------
      Total                $144,654    $    0   ($2,029)      $142,625     $141,969        $323       ($23)     $142,269
                           ========   =======   =======       ========   ==========     =======    =======    ==========


The amortized cost and approximate fair value of securities at December 31, 1996, by contractual maturity, are shown in the chart below.


                                                   HTM                             AFS
                                        Amortized       Approximate     Amortized       Approximate
                                          Cost          Fair Value        Cost          Fair Value

Due in one year or less                  $255,090          $257,584     $ 23,594          $ 23,346
Due after one year through five years     568,826           577,373      121,060           119,279
Due after five years through ten years     92,366            95,144            0                 0
Due after ten years                        68,925            69,595            0                 0
                                         --------          --------     --------          --------
    Total maturities                     $985,207          $999,696     $144,654          $142,625
                                         ========          ========     ========          ========

Held to maturity securities carried at approximately $99,083 and $85,391 at December 31, 1996 and 1995 respectively, were pledged to secure public and trust deposits and for other purposes as required or permitted by law.

Net realized security gains in 1996 totalled $1,194. Gross realized gains and losses were $1,648 and ($454) respectively. Unrealized available for sale portfolio losses increased by ($2,329) during 1996 and were recorded on the Statement of Condition utilizing an asset valuation account and as a component of stockholders' equity, net of tax. Net realized security gains in 1995 totalled $1,968. Gross realized gains and losses were $3,178 and ($1,210) respectively. Unrealized available for sale portfolio gains increased by $3,263 during the period. In 1994, net realized security losses totalled ($1,372). Gross realized gains and losses were $172 and ($1,544) respectively, while unrealized available for sale portfolio losses increased by ($2,808) during the period. Federal income taxes (benefit) on net security gains (losses) for the years ending December 31, 1996, 1995 and 1994 were $418, $689 and ($480)
respectively.

In the fourth quarter of 1995, concurrent with the adoption of its implementation guide on SFAS No. 115, the Financial Accounting Standards Board allowed a one-time reassessment of the SFAS No. 115 classifications of all securities currently held. Any reclassifications would be accounted for at fair value in accordance with SFAS No. 115 and any reclassifications from the held to maturity portfolio that resulted from this one-time reassessment would not call into question the intent of the Company to hold other debt securities to maturity in the future. First Evergreen used the opportunity under this one-time reassessment to reclassify $4,400 U.S. Government Agency securities and $3,500 collateralized mortgage obligations from held to maturity to the available for sale portfolio. In connection with this reclassification, gross unrealized gains of $88 were recorded in available for sale securities and in stockholders' equity (on a net-of-tax basis).

NOTE D - LOANS

Major classifications of loans were as follows at December 31:  1996      1995

   Commercial and industrial                                    $ 97,408  $ 78,181
   Real estate -- residential                                    377,368   332,293
   Real estate -- commercial                                     108,484    91,353
   Real estate -- construction                                    10,920     4,290
   Installment                                                    24,528    24,404
                                                                --------  --------
                                                                 618,708   530,521
   Unearned discount                                                 (13)      (22)
   Allowance for loan losses                                      (3,042)   (3,796)
                                                                -------   -------
         Total                                                  $615,653  $526,703
                                                                ========  ========


Loans in a nonaccrual status amounted to approximately $688, $1,619 and $414 at December 31, 1996, 1995 and 1994 respectively. If interest on nonaccrual loans had been accrued, such income would have approximated $130, $52 and $21 in 1996, 1995 and 1994 respectively. The amount of interest income recorded on these loans was $50 in 1996, $25 in 1995 and $22 in 1994.

Changes in the allowance for loan losses were as follows:
                                                    1996             1995          1994
   Balance at beginning of year                  $3,796             $3,852          $3,764
   Provision for loan losses                        400                  0               0
   Recoveries on loans previously charged off       102                201             269
   Loans charged off                             (1,256)              (257)           (181)
                                                 ------             ------          ------
   Balance at end of year                        $3,042             $3,796          $3,852
                                                 ======             ======          ======

        As of December 31, the Bank's recorded investment in impaired loans and the related valuation allowance are as follows:

                                                           1996                                1995
                                               Recorded           Valuation          Recorded           Valuation
                                               Investment         Allowance          Investment         Allowance
   Valuation allowance required                  $  0                $ 0               $  156              $100
   No valuation allowance required                512                  0                1,261                 0
                                                 ----                ---               ------              ----
        Total impaired loans                     $512                $ 0               $1,417              $100
                                                 ====                ===               ======              ====


For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was $531 and $766 respectively. Interest income on these loans was recorded on a cash basis and amounted to $13 and $8, in 1996 and 1995 respectively.

NOTE E - BANK PREMISES AND EQUIPMENT

The following is a summary of bank premises and equipment at December 31:
                                                           Accumulated         Net Book
                                             Cost         Depreciation           Value
 1996
      Land                                 $ 5,444          $     0              $ 5,444
      Bank premises                         29,442            8,653               20,789
      Furniture and equipment               12,151            6,655                5,496
                                           -------          -------              -------
           Total                           $47,037          $15,308              $31,729
                                           =======          =======              =======

 1995
      Land                                 $ 4,688          $     0              $ 4,688
      Bank premises                         26,875            7,704               19,171
      Furniture and equipment               10,646            4,858                5,788
                                           -------          -------              -------
           Total                           $42,209          $12,562              $29,647
                                           =======          =======              =======


Depreciation expense for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $2,746, $2,527 and $2,272 respectively.


NOTE F - TIME DEPOSITS
Maturities of time certificates of deposit of $100 or more are summarized as follows at December 31:


                                            1996             1995
      Three months or less                $ 45,759          $ 53,322
      Over three through six months         30,818            34,049
      Over six through twelve months        46,528            25,308
      Over twelve months                    31,884            25,947
                                         ---------          --------
           Total                          $154,989          $138,626
                                         =========          ========


Interest expense on time certificates of $100 or more totalled $7,896, $7,342 and $3,651 in 1996, 1995 and 1994 respectively. Maturities of time certificates with original maturities in excess of one year at December 31, 1996, are summarized as follows:


   Years                               Less than $100     $100 or more

   1 to 2                                 $ 96,411           $14,367
   2 to 3                                   46,622             9,361
   3 to 4                                   51,917             6,720
   4 to 5                                   16,632             1,328
   over 5                                       50               107
                                          --------          --------
          Total                           $211,632           $31,883
                                          ========          ========

NOTE G - SHORT-TERM BORROWINGS
Federal funds purchased and securities sold under agreement to repurchase averaged $15,323, $10,666 and $3,823 during the years ending December 31, 1996, 1995 and 1994 respectively. The average interest rate was 3.99% in 1996, 4.88% in 1995 and 4.00% in 1994. The year-end balances were $17,235, $15,070 and $13,160, while the year end rates were 4.20% in 1996, 3.67% in 1995 and 5.07%
in 1994. The highest month-end balances in 1996, 1995 and 1994 were $20,410, $15,355 and $13,160 respectively. Federal funds purchased require no collateral while securities sold under agreement to repurchase are collateralized by U.S. Treasury obligations held at Harris Trust and Savings Bank.


NOTE H - INCOME TAXES
The components of federal income tax expense for 1996, 1995 and 1994 are as follows:


                                            1996            1995                 1994

   Current                                  $6,649            $6,136              $7,178
   Deferred                                    361               437                 256
                                           -------          --------            --------
        Total                               $7,010            $6,573              $7,434
                                           =======          ========            ========


First Evergreen and subsidiary had no state income tax expense in the above periods, and have accumulated approximately $200 million in net operating losses for state income tax purposes that will begin to expire in 2002.

The table below reconciles First Evergreen's deferred tax assets and liabilities under SFAS No. 109 on December 31:


                                             1996            1995
  ASSETS
       Deferred loan fees                  ($1,020)          ($1,208)
       Allowance for loan losses            (1,065)           (1,328)
       Unrealized security losses             (711)             (711)
       Other assets                           (380)             (220)
                                           -------          --------
           Gross deferred tax assets        (3,176)           (2,756)
                                           -------          --------
  LIABILITIES
       Fair market value of assets acquired    744               760
       Depreciation                            859               783
       Investment accretion                    591               581
       Unrealized security gains                 0               104
                                           -------          --------
           Gross deferred tax liabilities    2,194             2,228
                                           -------          --------
           Net deferred tax assets           ($982)            ($528)
                                           =======          ========


Management has determined that a valuation allowance is not required at December 31, 1996 or 1995.

The table below reconciles the statutory federal income tax rate with the effective income tax as a percent of pretax income.


                                              1996            1995               1994
  Statutory income tax rate                   35.0%             35.0%               35.0%
  Change in taxes resulting from
       Tax-exempt interest                   (11.0)            (10.8)               (9.4)
       Other - net                             1.3                .3                 1.1
                                           -------          --------            --------
  Effective income tax rate                   25.3%             24.5%               26.7%
                                           =======          ========            ========


Accumulated net deferred income taxes included in other assets or accrued interest and other liabilities in the accompanying consolidated statements of condition and currently payable income taxes are as follows at December 31:


                                            1996             1995
  Current payable                             $353              $204
  Deferred asset, net                         (982)             (528)
                                           -------          --------
      Net receivable                         ($629)            ($324)
                                           =======          ========

NOTE I - EMPLOYEE BENEFIT PLANS
First Evergreen has a contributory profit sharing plan for virtually all employees. Employees begin vesting after two years of net credited service and become fully vested after seven years of net credited service. Contributions are voluntary and at the discretion of the Board of Directors. Annual contributions cannot exceed 15% of participants' earnings. Contributions were approximately $2,139, $2,227 and $1,980 for the years ended December 31, 1996, 1995 and 1994 respectively.

NOTE J - DIVIDEND RESTRICTIONS
Banking regulations limit the amount of dividends that may be paid to First Evergreen by its bank subsidiary without prior approval of the Bank's regulatory agencies. Based upon these limitations, the Bank could have declared approximately $40,300 of dividends at December 31, 1996 without prior approval. Additionally, the Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and reclassification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leveraged ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                  To be Well Capitalized
                                                              For Capital        Under Prompt Corrective
                                         Actual            Adequacy Purposes        Action Provisions
                                Amount           Ratio     Amount      Ratio       Amount        Ratio
                                                                    (less than                 (less than
                                                                   or equal to)               or equal to)

As of December 31, 1996:
  Total Capital
    (to Risk Weighted Assets)  $186,519          24.55%    $60,786       8.0%       $75,983         10.0%

  Tier I Capital
    (to Risk Weighted Assets)  $183,477          24.15%    $30,393       4.0%       $45,590          6.0%

  Tier I Capital
    (to Average Assets)        $183,477           9.70%    $56,731       3.0%       $94,551          5.0%

As of December 31, 1995:
  Total Capital
    (to Risk Weighted Assets)  $172,294          26.85%    $51,400       8.0%       $64,171         10.0%

  Tier I Capital
    (to Risk Weighted Assets)  $168,498          26.26%    $25,700       4.0%       $38,503          6.0%

  Tier I Capital
    (to Average Assets)        $168,498           9.10%    $55,500       3.0%       $92,538          5.0%



NOTE K - CONTINGENCIES
There are legal proceedings pending against the Bank that arise in the ordinary course of business. Based upon opinions of legal counsel, management believes that liabilities arising from these proceedings, if any, would not have a material adverse effect on the consolidated financial position or results of operations of First Evergreen Corporation and subsidiary.

NOTE L - CONSOLIDATED SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED) The unaudited quarterly results of operations for the years ended December 31, 1996 and 1995 are as follows:


                                  December 31  September 30  June 30  March 31
  1996
     Interest income                  $31,832       $31,639  $30,894   $30,867
     Net interest income               15,071        15,190   14,854    14,575
     Provision for loan loss              200           200        0         0
     Net security gains (losses)          231          (73)     (35)     1,071
     Other non-interest income          1,816         1,698    1,612     1,609
     Non-interest expense               9,958         9,840    9,817     9,902
     Income tax expense                 1,744         1,684    1,652     1,930
     Net income                         5,216         5,091    4,962     5,423
     Income per share                  $12.98        $12.65   $12.32    $13.47

  1995
     Interest income                  $31,228       $31,030  $30,833   $30,350
     Net interest income               14,649        14,570   14,873    15,605
     Provision for loan loss                0             0        0         0
     Net security gains                   704           161    1,089        14
     Other non-interest income          1,381         1,476    1,665     1,510
     Non-interest expense              10,122         9,401   10,521    10,850
     Income tax expense                 1,636         1,672    1,774     1,491
     Net income                         4,976         5,134    5,332     4,788
     Income per share                  $12.44        $12.73   $13.20    $11.74



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

Exposure to credit loss in the event of nonperformance of the other party to the financial instrument for commitments to extend credit, letters of credit and financial guarantees is represented by the contractual amount of those instruments. The same credit policies are used in making commitments as those used for on-balance-sheet instruments. Collateral or other security is generally required to support financial instruments with off-balance-sheet credit risk, however, credit risk is controlled through credit approvals, limits and monitoring procedures.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because a portion of the commitment is expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and real estate. Commitments to extend credit at December 31, 1996 and 1995 are approximately $91,364 and $78,345 respectively. Rates on these commitments ranged from 6.50% to 15% in 1996 and 6.375% to 15% in 1995.

Letters of credit and financial guarantees are issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other credits to customers. Collateral is held to support these commitments as deemed necessary. At December 31, 1996 and 1995, outstanding letters of credit totalled approximately $5,608 and $7,623 respectively.


NOTE N - CONCENTRATIONS OF CREDIT RISK
According to SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by economic or other conditions. Management is of the opinion that both its investment and loan portfolios are well diversified. However, at December 31, 1996 and 1995, substantially all outstanding loans are with borrowers located in Cook County and the surrounding area. In addition, at December 31, 1996 and 1995, approximately 61% and 69% of the obligations of states and political subdivisions were issued by municipalities located in Cook County. Also, approximately 11.40% and 12.29% of total outstanding loans as of December 31, 1996 and 1995, respectively, have been issued to the construction industry. These commitments include financing to construction suppliers, contractors and developers. Management monitors these concentrations on a regular basis and is of the opinion that the concentrations are not significant.


NOTE O - FIRST EVERGREEN CORPORATION (PARENT COMPANY)
The Parent Company's condensed financial information, which follows, conforms with the accounting policies described in the preceding notes.


 CONDENSED STATEMENTS OF CONDITION
                                                             December 31,
                                                          1996         1995
   ASSETS
        Cash at subsidiary bank                         $    785      $    499
        Investment in banking subsidiary                 185,580       173,229
        Other assets                                          75            90
                                                        --------      --------
            Total assets                                $186,440      $173,818
                                                        ========      ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
        Liabilities                                     $      0      $      0
        Stockholders' equity                             186,440       173,818
                                                        --------      --------
            Total liabilities and stockholders' equity  $186,440      $173,818
                                                        ========      ========

CONDENSED STATEMENTS OF INCOME                                                Years Ended December 31,
                                                                          1996          1995           1994
   Operating income
         Dividends from the Bank (Note A)                                $6,981        $5,907         $8,592
   Operating expenses
         Interest expense                                                     0             0              7
         Other expenses                                                     230           268            139
                                                                         ------        ------         ------
             Total operating expenses                                       230           268            146
                                                                         ======        ======         ======
         Income before federal income tax benefit and equity
           in undistributed income of subsidiary bank                     6,751         5,639          8,446

         Federal income tax benefit                                          76            90             48
                                                                         ------        ------         ------
         Income before equity in undistributed
           income of subsidiary bank                                      6,827         5,729          8,494
         Equity in undistributed income of subsidiary bank               13,865        14,501         11,921
                                                                         ------        ------         ------
         Net income                                                     $20,692       $20,230        $20,415
                                                                         ======        ======         ======
CONDENSED STATEMENTS OF CASH FLOWS Years Ended December 31,
                                                                          1996          1995           1994
   Cash flows from operating activities:
         Net income                                                     $20,692       $20,230        $20,415
         Adjustments to reconcile net income to net cash
           provided by operating activities:
         Undistributed income of subsidiary bank                        (13,865)      (14,501)       (11,921)
         (Increase) decrease in other assets                                 15           (32)           104
         Decrease in other liabilities                                        0             0            (47)
                                                                         ------        ------         ------
             Total adjustments                                          (13,850)      (14,533)       (11,864)
             Net cash provided by operating activities                    6,842         5,697          8,551
                                                                         ======        ======         ======
   Cash flows from financing activities:
         Principal payment on note payable                                    0             0         (2,000)
         Acquisitions of treasury stock                                    (515)         (739)          (764)
         Dividends paid                                                  (6,041        (5,260)        (5,286)
                                                                         ------        ------         ------
             Net cash used for financing activities                      (6,55)        (5,999)        (8,050)
                                                                         ------        ------         ------
             Increase (decrease) in cash                                    286          (302)           501
         Cash at beginning of year                                          499           801            300
                                                                         ------        ------         ------
         Cash at end of year                                               $785          $499           $801
                                                                         ======        ======         ======
   Supplemental disclosures of cash flow information
         Cash paid (received) during the year for:
           Interest                                                          $0            $0            $55
         Income taxes (net of reimbursements
           from subsidiary bank)                                           $(90)         $(48)          $(97)


NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS
The following summarizes the carrying value and estimated fair value of financial instruments as of December 31, 1996 and 1995:

                                                        1996                         1995
                                             Carrying         Estimated   Carrying         Estimated
                                               Value          Fair Value    Value          Fair Value
Financial Assets
     Cash and cash equivalents                $108,854          $108,854    $58,998           $58,998
     Securities held to maturity               985,207           999,696  1,074,806         1,104,284
     Securities available for sale             142,625           142,625    142,269           142,269
     Net loans                                 615,653           627,642    526,703           544,702
     Interest receivable                        15,999            15,999     20,959            20,959
Financial Liabilities
     Deposits                                1,695,847         1,697,950  1,661,946         1,668,008
     Federal funds purchased and securities
       sold under agreements to repurchase      17,235            17,235     15,070            15,070
     Interest payable                            6,531             6,531      5,894             5,894
Off-Balance-Sheet Financial Instruments
     Commitments to extend credit and
       standby letters of credit                     0               520          0               502


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

INTEREST PAYABLE
Due to its short-term nature, the fair value of accrued interest payable was estimated at carrying value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
The fair value of instruments with off-balance-sheet risk is determined by estimating the amount First Evergreen would have to pay a third party to assume these instruments.


                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND STOCKHOLDERS
FIRST EVERGREEN CORPORATION

We have audited the accompanying consolidated statement of condition of First Evergreen Corporation and subsidiary as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of First Evergreen Corporation and subsidiary as of December 31, 1995, and for each of the two years in the period ended December 31, 1995, were audited by other auditors whose report dated January 24, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above represent fairly, in all material respects, the consolidated financial position of First Evergreen Corporation and subsidiary at December 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

Chicago, Illinois
January 28, 1997

COMMON STOCK INFORMATION AND DIVIDENDS
The common stock of First Evergreen, held by 491 stockholders of record on December 31, 1996, is not traded on any national or regional exchange or in the over-the-counter market. First Evergreen, due to the absence of a readily accessible market, with certain limitations, offers to purchase shares that a stockholder cannot otherwise sell. Such transactions are subject to a stated policy that defines the price per share as equal to the "book value" as last established by the Board of Directors [rounded up or down to the nearest twenty-five cents] and further defines "book value" as an amount equal to the amount of stockholders' equity divided by the number of outstanding shares and adjusted by adding to it the amount per outstanding share of the allowance for loan losses of the Bank [net of the statutory federal tax rate of 35%]. Individual purchases by First Evergreen in excess of 500 shares in a twelve-month period are made at a declining percentage of "book value" and any shares purchased by First Evergreen are subject to a one-year holding period by the stockholder. Federal Reserve regulations place limitations on a bank holding company's purchase and redemption of its own stock without prior notice to the Federal Reserve and its approval thereof. The following table sets forth the high and low price by quarter for trades known to First Evergreen.


1996            Fourth         Third          Second         First
   High        $467.25        $451.25        $438.00        $433.25
   Low         $456.25        $443.00        $431.75        $422.75

1995            Fourth         Third          Second         First
   High        $433.25        $418.75        $408.00        $387.75
   Low         $433.25        $408.00        $397.00        $382.50


For the year ended December 31, 1996, there were, to the knowledge of First Evergreen, 19 trades involving 1,140 shares. For the year ended December 31, 1995, there were 27 trades involving 1,807 shares. See Selected Financial Data for information relating to dividend payments. In January 1997, a $17 per share cash dividend was declared to stockholders of record on January 2, 1997. Future dividend payments on common stock will depend upon such factors as cash position, earnings and capital requirements.


FINANCIAL REVIEW
The following Selected Financial Data are not covered by the report of independent auditors and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, which follows, and the financial statements and notes of First Evergreen appearing elsewhere in this report. As average daily balances for all reported figures were not available, monthly average balances were used in preparation of some average consolidated amounts presented. In the opinion of First Evergreen's management, the use of monthly averages would not be substantially different from the use of daily averages.

SELECTED FINANCIAL DATA
In Thousands of Dollars Except Per Share Data

                                                                Years Ended December 31,
                                                   1996        1995        1994        1993        1992
   OPERATING RESULTS
       Total interest income                     $125,232    $123,441    $117,070    $120,417    $120,392
       Total interest expense                      65,542      63,744      54,200      59,954      68,187
                                                 --------    --------    --------    --------    --------
       Net interest income                         59,690      59,697      62,870      60,463      52,205
       Provision for loan losses                      400           0           0           0         231
                                                 --------    --------    --------    --------    --------
       Net interest income after
          provision for loan losses                59,290      59,697      62,870      60,463      51,974
       Other income                                 7,929       8,000       4,470       6,288       6,092
       Other expenses                              39,517      40,894      39,491      36,627      32,923
                                                 --------    --------    --------    --------    --------
       Income before income tax expense            27,702      26,803      27,849      30,124      25,143
       Applicable income taxes                      7,010       6,573       7,434       8,154       6,184
                                                 --------    --------    --------    --------    --------
       Net income                                 $20,692     $20,230     $20,415     $21,970     $18,959
                                                 ========    ========    ========    ========    ========
   DIVIDENDS
       Cash dividends declared                     $6,041      $5,260      $5,286      $3,691      $3,320
       Stock dividends declared                         0           0           0           0           0

   PER SHARE DATA
       Net income                                  $51.42      $50.11      $50.29      $53.77      $45.95
       Cash dividends declared                      15.00       13.00       13.00        9.00        8.00

   SELECTED BALANCES - END OF YEAR
       Total assets                            $1,910,013  $1,888,088  $1,872,035  $1,870,758  $1,790,033
       Total investments                        1,127,832   1,217,075   1,265,022   1,331,347   1,273,899
       Total loans                                618,695     530,499     478,764     416,341     388,056
       Total deposits                           1,695,847   1,661,946   1,694,617   1,718,071   1,653,371
       Stockholders' equity                       186,440     173,818     157,464     145,026     127,912

   RATIOS
       Net income to:
          Average total deposits                    1.25%       1.22%       1.20%       1.30%       1.27%
          Average total assets                       1.11        1.10        1.10        1.19        1.17
          Average stockholders' equity              11.58       12.29       13.68       16.17       15.83
       Cash dividends to net income                 29.19       26.00       25.89       16.80       17.51
       Average loans to average deposits            35.50       30.06       26.54       22.71       26.62
       Average equity to average assets              9.57        8.91        8.00        7.39        7.39

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

Total liabilities maturing or repricing within one year exceeded assets maturing or repricing within one year by $208 million and $399 million at December 31, 1996 and 1995 respectively. The negative gap position in the one year or less period is the result of depositors' continued repositioning of funds in shorter-term, interest bearing instruments. Repricing of certain categories of assets and liabilities is subject to market conditions and other influences that are beyond the Company's control. As a result, certain assets and liabilities indicated above as maturing or repricing within a stated period may in fact mature or reprice in other periods or at different volumes. Additionally, 60% of First Evergreen's total assets are in marketable, highly-liquid securities with laddered maturities to reduce the effect of interest rate changes.

The table which appears on the next page, sets forth the balances in the major categories of interest earning assets and interest sensitive liabilities (in thousands) as of December 31, 1996. This data is at a particular point in time; significant changes can occur daily in the sensitivity relationships.

Footnote for chart on following page
 * Although savings and NOW accounts do not reprice on a pre-established contract, they are subject to immediate withdrawal. It has been First Evergreen's experience that a portion of these deposits are relatively insensitive to interest rates and generally behave like deposits with longer maturities. To recognize this, historic core deposits are reported in the over five years category. Funds considered to be non-core have been distributed ratably based on a look back period of eighteen months.

                                                     Remaining Maturity or Earliest Possible Repricing
                                                  0 - 3          4 - 12       1 Year to        Over
                                                 Months         Months         5 Years        5 Years      Total
INTEREST EARNING ASSETS
 Securities                                       $45,177       $233,259       $688,105       $161,291  $1,127,832
 Loans                                            115,641         88.064        201,400        213,590     618,695
 Federal funds sold                                53,200              0              0              0      53,200
                                                  -------       --------       --------       --------  ----------
      Total interest earning assets               214,018        321,323        889,505        374,881   1,799,727
                                                  -------       --------       --------       --------  ----------
Percent of interest earning assets                  11.89%         17.85%         49.42%         20.83%     100.00%

INTEREST SENSITIVE LIABILITIES
 Money market accounts                            $97,965             $0             $0             $0     $97,965
 Time deposits of $100 or more                     45,759         77,346         31,777            107     154,989
 All other time deposits                          138,575        306,276        211,582             50     656,483
 Savings deposits and NOW accounts*                15,000         45,658        145,559        398,929     605,146
 Securities sold under
 agreements to repurchase                          17,235              0              0              0      17,235
                                                  -------       --------       --------       --------  ----------
      Total interest sensitive liabilities        314,534        429,280        388,918        399,086   1,531,818
                                                  -------       --------       --------       --------  ----------
Percent of interest sensitive liabilities           20.53%         28.02%         25.39%         26.05%     100.00%

Interest sensitivity gap                        $(100,516)     $(107,957)      $500,587       $(24,205)   $267,909
Cumulative interest sensitivity gap              (100,516)      (208,473)       292,114        267,909     267,909
Ratio of interest earning assets
to interest sensitive liabilities                    0.68           0.75           2.29           0.94        1.17



FINANCIAL CONDITION
The deposit base, the main source for funds employed in earning assets, increased modestly in 1996. Total deposits increased by $33,901 from December 31, 1995 to $1,695,847 at December 31, 1996. Rates on time deposits gradually increased throughout the year, while the savings rate remained at 3%. Deposit customers continued the trend of shifting savings funds into shorter-term time deposits. As a result, the volume of time deposits increased by $64,804, while the savings/NOW category declined by $43,061. Over the same period, demand deposits and money market accounts also increased by $11,367 and $791 respectively. Additional funding was provided by securities sold under agreements to repurchase which increased $2,165. In 1995, total deposits declined by $32,671. Rates on time deposits declined during the period, while the savings rate also remained at 3%. As a result, the volume of time deposits increased by $119,616, while the savings/NOW, demand and money market categories all declined by $140,168, $8,277 and $3,842 respectively. Additional funding was provided by securities sold under agreements to repurchase which increased by $1,910.

Management closely monitors the rates being offered on all its deposit products in response to changes in the short-term markets. During 1996, earning assets increased by $52,153. Due to continued demand, the loan portfolio increased by nearly 17% or $88,196. This increase was funded by a decline in the held to maturity investment portfolio which decreased by $89,599. Also during the same period, the available for sale portfolio grew by $356 and federal funds sold increased $53,200. In 1996, the average interest rate spread expressed on a tax-equivalent basis (net interest margin) declined 11 basis points to 3.06%. In the period, the return on average earning assets increased 1 basis point, while the average cost of funds increased 12 basis points. Net interest margins related to 1995 and 1994 were 3.17% and 3.42% respectively.

Return on average equity declined to 11.58% from 1995 and 1994 levels of 12.29% and 13.68% respectively. Earnings continue to be strong; however, this ratio has declined due to the bank's earnings retention trend. Return on average assets increased from 1.10% to 1.11%. In 1994, the return was also 1.10%. Total stockholders' equity increased $12,622 from $173,818 at December 31, 1995. A cash dividend of $15 per share ($6,041) was paid to stockholders of record on January 4, 1996. A dividend of $13 per share ($5,260) was paid during 1995. Capital ratios are strong and remain well above regulatory guidelines. First Evergreen's tier-one leveraged capital ratio increased 60 basis points, reaching 9.70%, while the ratio for total risk-based capital decreased 230 basis points, reaching 24.55%. This decline in the risk-based capital ratio relates to the shift in earning assets from the investment portfolio to the loan portfolio. Regulations require greater reserves for loan extensions than for Government securities.

RESULTS OF OPERATIONS
FISCAL 1996 COMPARED TO 1995 AND 1994
In 1996 and 1995, net interest income of nearly $59,700 was earned. In 1994, net interest totalling $62,870 was realized as a result of a stronger net interest margin. During 1996, the average balance of earning assets increased $26,415 or 1.5%, while their yield (on a tax- equivalent basis) increased by one basis point reaching 7.39%. In 1994, this tax equivalent yield was 6.91%. Interest income on a tax-equivalent basis increased $2,074 and $6,999 in 1996 and 1995 respectively.

In 1996, the average volume in interest-bearing liabilities increased less than 1% or $1,622. Also in 1996, the increase of $1,798 in interest expense continues to highlight the trend of deposits which were repositioned throughout the year into higher-yielding products. In 1995 and 1994, interest expense increased $9,545 and decreased $5,755 respectively.

In 1996, after a three-year absence, management provided an additional $400 to the loan loss reserve. Overall quality of the loan portfolio continues to be good. On a regular basis, management reviews the loan portfolio to identify probable losses inherent in the portfolio and to determine the appropriate level for the loan loss reserve. Strong loan growth in 1995 and 1996 totalling nearly $140 million will likely require additional funding for reserves in future periods. The volume of loans charged off as a percentage of average loans outstanding in 1996 was .20%, still well below the Company's peers. In 1995 and 1994, this ratio was .01% and -.02% respectively.

Total other operating income, excluding securities gains and losses, increased $703 in 1996 due to additional ATM fees generated and fees earned from trust services. Net security gains of $1,194 were realized in 1996. Management continues to closely monitor the Bank's available for sale portfolio and repositions securities based on market conditions. Again in 1996, corporate profits were strong, benefitting from low interest rates and inflation. Bond market yields and the equity markets once again showed strength.

Total other operating expenses declined $1,377 due to a $1,947 decrease in FDIC insurance costs. Beginning in January 1997, insured institutions will begin to pay an assessment of 1.296 basis points on Financing Corporation (FICO) bonds. Based on current deposit levels, this assessment will not be material to the Bank. Employee salaries and benefits increased by1.1% or $251 in 1996. The salaries component of this calculation increased a modest 2.1%. The number of employees expressed on a full-time equivalent basis increased by 12 reaching
577. Equipment and net occupancy expenses increased $219 and $197 respectively. Equipment increases relate to the Bank's commitment to customer service technologies. Increased occupancy expenses relate to assessed real estate taxes. Management has been proactive in this area to minimize these increases. Data processing expense and outside fees and services declined $157 and $103 respectively. The declines reflect favorable contract extensions, reduced correspondent bank fees and lower ATM network expense. Other expenses increased $163 due to increases in printed forms and supplies, advertising and charitable contributions.

First Evergreen's management is currently performing a review of all system applications to ensure a smooth data processing transition into the year 2000. Management is confident that compliance by M&IData Services, the Company's major service provider, will be completed by the end of 1998. Compliance costs incurred by First Evergreen will not be material. In 1995, total other operating expenses increased $1,403. Employee salaries and benefits increased $2,172 or 10.7% primarily due to higher salary expense. The number of employees expressed on a full-time equivalent basis declined in 1995 by 16, reaching 565. Insurance expense dropped sharply due to the near elimination of FDIC insurance costs. Total other expenses increased $653 due to increases in advertising and contribution expenses.

                  First Evergreen Corporation and Subsidiary
                        SELECTED STATISTICAL INFORMATION
                             Dollars in thousands
                                 Unaudited

SECURITIES HELD TO MATURITY
BOOK VALUES
                                                                                     December 31,
                                                                   1996                  1995                1994
U.S. Treasury obligations                                        $133,514              $251,116              $395,070
U.S. Government agencies and mortgage-backed securities           486,775               462,665               480,677
Obligations of states and political subdivisions                  173,090               151,295               131,657
Collateralized mortgage obligations                               190,443               208,345               127,651
Other securities                                                    1,385                 1,385                 1,385
                                                                 --------            ----------            ----------
      Total                                                      $985,207            $1,074,806            $1,136,440
                                                                 ========            ==========            ==========
SECURITIES AVAILABLE FOR SALE
CARRYING VALUES
                                                                                     December 31,
                                                                   1996                  1995                1994
U.S. Treasury obligations                                        $142,625              $138,888              $128,582
Collateralized mortgage obligations                                     0                 3,381                     0
                                                                 --------            ----------            ----------
                                                                 $142,625              $142,269              $128,582
                                                                 ========            ==========            ==========


SECURITIES HELD TO MATURITY
REMAINING MATURITY AND AVERAGE YIELD
                                                                           December 31, 1996
                                        One Year or Less        One to Five Years      Five to Ten Years      Over Ten Years
                                        Book        Yield       Book       Yield       Book       Yield       Book        Yield
U.S. Treasury obligations              $61,954        4.86%     $71,560      6.58%     $   0      .00%       $    0         .00%
U.S. Government agencies
  and mortgage-backed securities       148,171        8.20      267,937      7.42     17,456     6.23        53,211        7.08
Obligations of states and
 political subdivisions (2)             17,655        5.78       71,767      5.82     73,706     5.62         9,962        6.23
Other securities (1)                    27,310        6.06      157,562      6.92      1,204     8.39         5,752        7.48
                                      --------                 --------              -------                -------
Total maturities (3)                  $255,090                 $568,826              $92,366                $68,925


              (1)  Includes Federal Reserve Bank
                   stock.
              (2)  The interest on non-taxable
                   investment securities has been adjusted and is calculated on a tax-equivalent basis using a federal tax rate of 35%.
              (3)  No securities of any issuer
                   are held, exclusive of U.S. Treasury
                   obligations and
                 U.S. Government agencies, which exceed 10% of stockholders' equity.


SECURITIES AVAILABLE FOR SALE
REMAINING MATURITY AND AVERAGE YIELD
                                                                     December 31, 1996
                                   One Year or Less       One to Five Years       Five to Ten Years          Over Ten Years
                               Carrying Value   Yield  Carrying Value   Yield  Carrying Value   Yield    Carrying Value   Yield

   U.S. Treasury obligations       $23,346       4.83%    $119,279      5.23%        $0         0.00%          $0         0.00%

LOANS
TYPES OF LOANS                                          December 31,
                                     1996        1995         1994       1993      1992
  Commercial and industrial          $ 97,408  $ 78,181      $ 73,051   $ 62,542  $ 59,006
  Real estate -- residential          377,368   332,293       286,587    233,544   208,487
  Real estate -- commercial           108,484    91,353        81,344     76,198    68,669
  Real estate -- construction          10,920     4,290           714      3,006     3,832
  Installment                          24,528    24,404        37,116     41,149    48,293
                                      -------   -------       -------    -------   -------
                                      618,708   530,521       478,812    416,439   388,287
  Unearned discount                       (13)      (22)          (48)       (98)     (231)
  Allowance for loan losses            (3,042)   (3,796)       (3,852)    (3,764)   (3,906)
                                     --------  --------      --------   --------  --------
       Total                         $615,653  $526,703      $474,912   $412,577  $384,150
                                     ========  ========      ========   ========  ========

MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES      December 31, 1996
                                                 1 Year       1 to 5        Over
                                                 or Less       Years      5 Years    Total
  Commercial and industrial                     $60,984       $29,588     $6,836  $ 97,408
  Real estate -  construction                     4,115         6,805          0    10,920
                                                -------        ------     ------    ------
       Total                                    $65,099       $36,393     $6,836  $108,328
                                                =======       =======     ======  ========


INTEREST SENSITIVITIES
LOANS MATURING IN ONE YEAR AND OVER                             1 to 5      Over
                                                                Years     5 Years    Total
  Fixed rate                                                   $28,876     $6,001   $34,877
  Floating rate                                                  7,517        835     8,352
                                                               -------     ------   -------
       Total                                                   $36,393     $6,836   $43,229
                                                               =======     ======   =======

NONPERFORMING ASSETS (1)


                                        1996     1995           1994      1993      1992
  Nonaccrual loans (2)                $  688    $1,619        $  414     $1,316    $3,247
  Past due 90 days or more (3)         3,316     2,351         1,852      1,337     1,444
  Restructured loans (4)                   0         0             0          0         0
  Other real estate owned                176       224         1,256      3,564     2,928


        (1) Adoption of SFAS No. 114 in 1995 does not materially impact the comparability of this disclosure.

        (2) Loans accounted for on a nonaccrual basis. (See Note A for further information.)

        (3) Accruing loans that are contractually past due 90 days or more as to principal or interest payments.

        (4) Loans not included above that are "troubled debt restructurings" as defined in SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings.

Nonperforming assets decreased slightly to $4,180 at December 31, 1996, from $4,194 in 1995. The economic outlook for 1997 has not changed from the previous quarters. The rise in consumer debt and personal bankruptcies pose a concern for 1997. These factors have the capability of adversely affecting loan quality and portfolio growth, however no changes are anticipated in the near term.

  Consolidated Average Statements of Condition, Analysis of Interest Earnings and Interest Differential Analysis


                                                           1996                         1995

                                                Average                      Average
                                                Balance  Interest   Rate     Balance  Interest   Rate
Interest-Earning Assets:
    Federal funds sold                        $  34,051   $ 1,815   5.33% $   24,344   $ 1,435   5.89%
    Taxable investment securities               989,874    67,213   6.79   1,072,922    72,448   6.75
    Non-taxable investment securities (l)       163,022    14,630   8.97     144,388    13,782   9.54
    IDR bonds/non-taxable loans (2)               6,085       554   9.10       6,443       592   9.19
    Loans (3)                                   573,421    46,334   8.08     491,941    40,215   8.17
                                              ---------    ------   ----  ----------   -------   ----
         Total interest-earning assets        1,766,453   130,546   7.39   1,740,038   128,472   7.38
                                              ---------   -------   ----  ----------   -------   ----
Other Assets:
    Cash and due from banks                      45,179                       46,363
    Less allowance for loan losses               (3,562)                      (3,862)
    Bank premises and equipment                  30,545                       29,179
    Accrued interest receivable                  21,805                       22,402
    Other real estate owned                         177                          844
    Goodwill and intangibles                      4,727                        5,568
    Other assets                                  1,872                        3,548
                                             ----------                   ----------
Total Assets                                 $1,867,196                   $1,844,080
                                             ==========                   ==========

Interest-Bearing Liabilities:
    Interest-bearing transaction deposits      $205,438     6,169   3.00    $209,247     6,488   3.10
    Savings deposits                            525,294    15,780   3.00     613,993    18,953   3.09
    Time deposits of $100 or more               143,283     7,885   5.50     133,413     7,342   5.50
    Other time deposits                         625,722    35,097   5.61     546,119    30,441   5.57
    Federal funds purchased, securities
      sold under agreements to repurchase
      and borrowed funds                         15,323       611   3.99      10,666       520   4.88
                                              ---------    ------   ----   ---------    ------   ----
    Total interest-bearing liabilities        1,515,060    65,542   4.33   1,513,438    63,744   4.21
                                              ---------    ------   ----   ---------    ------   ----
    Net interest margin                                             3.06%                        3.17%
                                                                    ====                         ====
Other Liabilities and Stockholders' Equity:
    Demand deposits                             166,384                      154,988
    Accrued interest and other liabilities        7,031                       11,409
    Stockholders' equity                        178,721                      164,245
                                                -------                      -------
Total liabilities and stockholders' equity   $1,867,196                   $1,844,080
                                             ==========                   ==========
------------------------------------------------------------------------------------------------------
Net interest earnings                                     $65,004                      $64,728
                                                          =======                      =======
------------------------------------------------------------------------------------------------------
Net yield on interest-earning assets                                3.68%                         3.72%
                                                                    ====                          ====
------------------------------------------------------------------------------------------------------


   (1) The interest on non-taxable securities has been adjusted and is calculated on a tax-equivalent basis using a federal tax rate of 35%.

   (2) The interest on non-taxable industrial development bonds and other non-taxable loans (included in loans for financial purposes) has been adjusted and is calculated on a tax-equivalent basis using a federal tax rate of 35%.

   (3) Average balance includes nonaccrual loans; their impact is included in the rate component.

   (4) Changes due to both rate and volume are allocated based on the percentage of each to the total.

             1994               1996 Compared to 1995          1995 Compared to 1994
 Average                       Change Attributable to         Change Attributable to
 Balance     Interest   Rate    Volume     Rate    Total (4)   Volume     Rate     Total (4)

$   12,579  $    536   4.26%  $   528  $  (148)    $   380   $   638    $  261     $  899
 1,171,476    72,142   6.16    (5,637)     402      (5,235)   (6,342)    6,648        306
   121,724    12,080   9.92     1,706     (858)        848     2,178      (476)     1,702
     5,408       500   9.25       (33)      (5)        (38)       95        (3)        92
   446,319    36,215   8.11     6,589     (470)      6,119     3,728       272      4,000
----------  --------   ----   -------   ------      ------    ------     -----      -----
 1,757,506  $121,473   6.91     3,153  $(1,079)      2,074       297     6,702      6,999


   46,616
   (3,842)
   27,323
   25,483
    2,898
    6,407
    1,795
---------
1,864,186
=========

$ 214,332      6,253   2.92      (117)      (202)     (319)     (151)      386        235
  828,802     23,336   2.82    (2,676)      (497)   (3,173)   (6,473)    2,090     (4,383)
   82,617      3,655   4.42       543         (0)      543     2,640     1,047      3,687
  421,693     20,830   4.94     4,464        192     4,656     6,696     2,915      9,611


    3,823        125   3.27       198       (107)       91       310        85        395
---------     ------   ----      ----       ----     -----     -----     -----      -----
1,551,267     54,199   3.49     2,412       (614)    1,798     3,022     6,523      9,545
---------     ------   ----     -----       ----     -----     -----     -----      -----

                       3.42%
                       ====

   154,837
     8,881
   149,201
$1,864,186                    $   741      $(465)  $   276   $(2,725)   $  179   $(2,546)
==========                     ======       =====   ======    ======    ======   =======
--------------------------------------------------------------------------
              67,274
              ======
--------------------------------------------------------------------------
                      3.83%
                      ====
--------------------------------------------------------------------------

                                       29

POTENTIAL PROBLEM LOANS
Effective December 31, 1996, the Company had $4,468 in domestic commercial loans for which payments presently are presently current, but the borrowers are currently experiencing financial difficulties. These loans are closely monitored by management on a regular basis.

FOREIGN LOANS OUTSTANDING
There were no loans to foreign countries outstanding for the reported periods.


SUMMARY OF LOAN LOSS EXPERIENCE
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES                      Years Ended December 31
                                                 1996          1995          1994        1993        1992
    Average total loans                          $579,506      $498,384      $451,727    $385,014    $397,206
                                                 ========      ========      ========    ========    ========
    Total loans at year end                      $618,695      $530,499      $478,764    $416,341    $388,056
                                                 ========      ========      ========    ========    ========

    Allowance for loan losses
       at beginning of year                      $  3,796      $  3,852      $  3,764    $  3,906    $  3,925
    Loans charged off:
        Commercial and industrial                   1,010           187           117         306         852
        Real estate -- mortgage                         4             0             4         137         582
        Installment                                   242            70            60         100         463
                                                 --------      --------      --------    --------    --------
            Total                                $  1,256      $    257      $    181    $    543    $  1,897
                                                 --------      --------      --------    --------    --------
    Recoveries of loans previously charged off:
        Commercial and industrial                      33           131            83         321         229
        Real estate -- mortgage                        23             0            63           0           0
        Installment                                    46            70           123          80         132
                                                 --------      --------      --------    --------    --------
        Total                                         102           201           269         401         361
                                                 --------      --------      --------    --------    --------
    Net loans charged off                           1,154            56           (88)        142       1,536
        Provision for loan losses                     400             0             0           0         231
        Allowance of acquired entity                    0             0             0           0       1,286
                                                 --------      --------      --------    --------    --------
    Allowance for loan losses at year end        $  3,042      $  3,796      $  3,852    $  3,764    $  3,906
                                                 ========      ========      ========    ========    ========

    As a percent of average loans:
        Net loans charged off                        0.20%         0.01%        -0.02%       0.04%       0.39%
        Provision for loan losses                    0.07          0.00          0.00        0.00        0.06
    Allowance balance as a percent
        of year-end loans                            0.49%         0.72%         0.80%       0.90%       1.01%


  The allowance for loan losses has been allocated to the amount deemed to be reasonably necessary to provide for the probable losses being incurred within the following categories at December 31,



                                              Allocation of allowance
                                      1996     1995      1994       1993     1992
Commercial and industrial           $1,346    $1,363    $1,089      $813    $1,624
Real estate -- construction              5         6         4         6         6
Real estate -- residential             800       837       796       360       323
Real estate -- commercial              579       439       435       196       177
Installment                            312       236       196       683       709
Unallocated                              0       915     1,332     1,706     1,067
                                    ------    ------    ------    ------    ------
                                    $3,042    $3,796    $3,852    $3,764    $3,906
                                    ======    ======    ======    ======    ======


                                     Percent of loans in each category to total loans
                                     1996        1995        1994        1993        1992
Commercial and industrial            15.74%      14.74%      15.26%      15.00%      15.20%
Real estate -- construction           1.77        0.81        0.15        0.70        1.00
Real estate -- residential           60.99       62.63       59.85       57.95       55.61
Real estate -- commercial            17.53       17.22       16.99       16.45       15.79
Installment                           3.97        4.60        7.75        9.90       12.40
Unallocated                            n/a         n/a         n/a         n/a         n/a
                                    ------      ------      ------      ------      ------
                                    100.00%     100.00%     100.00%     100.00%     100.00%
                                    ======      ======      ======      ======      ======

                                       30