Form 10-K, Exhibit 13
period 1997-12-31
FIRST EVERGREEN CORP
filed 1998-03-26
CIK 278138

                                                                      EXHIBIT 13


                   First Evergreen Corporation and Subsidiary

                      CONSOLIDATED STATEMENTS OF CONDITION

                     Dollars in thousands except share data

                                                                                 December 31,
ASSETS                                                                       1997           1996
     Cash and due from banks (Note B)                                   $    45,977    $    55,654
     Federal funds sold                                                      79,000         53,200
     Available for sale securities (Notes A and C)                          149,466        142,625
     Held to maturity securities (Notes A and C)
         U.S. Treasury obligations                                           70,663        133,514
         U.S. Government agencies                                           381,078        403,056
         Obligations of states and political subdivisions                   184,938        173,090
         Mortgage-backed securities                                          97,217         83,719
         Collateralized mortgage obligations                                188,007        190,443
         Other securities                                                     7,265          1,385
                                                                        -----------    -----------
             Total held to maturity securities                              929,168        985,207
             (Market value of $945,930 in 1997 and $999,696 in 1996)

     Loans - net (Notes A, D and N)                                         670,925        615,653
     Bank premises and equipment (Notes A and E)                             35,849         31,729
     Accrued interest receivable                                             17,669         15,999
     Goodwill and other intangibles--net (Note A)                             3,439          4,281
     Other assets (Note A)                                                    1,603          5,665
                                                                        -----------    -----------
                                                                        $ 1,933,096    $ 1,910,013
                                                                        ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities
         Demand deposits                                                $   197,448    $   181,115
         Savings deposits                                                   562,654        588,572
         Money market accounts                                               97,062         97,965
         Time deposits                                                      843,456        828,195
                                                                        -----------    -----------
             Total deposits (Note F)                                      1,700,620      1,695,847

     Federal funds purchased and securities sold under
         agreements to repurchase (Note G)                                   15,305         17,235
     Accrued interest and other liabilities                                  19,029         10,491
                                                                        -----------    -----------
             Total liabilities                                            1,734,954      1,723,573
                                                                        -----------    -----------

     Stockholders' equity
     Common stock - authorized, 2,000,000 shares of
     $25 par value; issued, 432,842 shares in 1997 and 1996                  10,821         10,821
     Surplus                                                                  4,815          4,815
     Retained earnings (Note J)                                             191,566        180,280
     Unrealized losses on AFS securities, net of tax                           (318)        (1,318)
                                                                        -----------    -----------
                                                                            206,884        194,598

     Less treasury stock - at cost, 32,446 shares
        in 1997 and 31,205 shares in 1996                                    (8,742)        (8,158)
                                                                        -----------    -----------
            Total stockholders' equity                                      198,142        186,440
                                                                        -----------    -----------
                                                                        $ 1,933,096    $ 1,910,013
                                                                        ===========    ===========


         The accompanying notes are an integral part of these statements

                   First Evergreen Corporation and Subsidiary

                        CONSOLIDATED STATEMENTS OF INCOME

                     Dollars in thousands except share data

                                                                           Years Ended December 31,
                                                                         1997       1996       1995
Interest income
     Interest and fees on loans (Note A)                               $ 51,674   $ 46,694   $ 40,600
     Interest and dividends on investment securities
         Taxable securities                                              55,653     59,822     65,177
         Securities exempt from federal taxes                             9,952      9,510      8,958
         Dividends                                                          298         83         83
     Interest on available for sale securities                            7,788      7,308      7,188
     Interest on federal funds sold                                       2,579      1,815      1,435
                                                                       --------   --------   --------
         Total interest income                                          127,944    125,232    123,441
                                                                       --------   --------   --------

Interest expense
     Interest on deposits (Note F)                                       67,692     64,931     63,224
     Interest on federal funds purchased and securities
        sold under agreements to repurchase                                 805        611        520
                                                                       --------   --------   --------
        Total interest expense                                           68,497     65,542     63,744
                                                                       --------   --------   --------
        Net interest income                                              59,447     59,690     59,697

Provision for loan losses (Note D)                                        1,300        400          0
                                                                       --------   --------   --------
     Net interest income after provision
        for loan losses                                                  58,147     59,290     59,697
                                                                       --------   --------   --------
Other operating income
     Service charges on deposit accounts                                  3,305      3,403      2,977
     Trust department income (Note A)                                     2,809      1,946      1,726
     Other income                                                         1,402      1,386      1,329
     Net security gains                                                     489      1,194      1,968
                                                                       --------   --------   --------
         Total other operating income                                     8,005      7,929      8,000

Other operating expenses
     Salaries and employee benefits (Note I)                             23,903     22,692     22,441
     Net occupancy expense of bank premises (Notes A and E)               3,854      3,505      3,308
     Equipment depreciation, rentals and maintenance (Notes A and E)      2,984      2,767      2,548
     Insurance                                                              470        265      2,212
     Outside services and fees                                            2,171      1,956      2,059
     Data processing                                                      2,265      1,913      2,070
     Other expenses                                                       6,902      6,419      6,256
                                                                       --------   --------   --------
         Total other operating expenses                                  42,549     39,517     40,894
                                                                       --------   --------   --------
         Income before income tax expense                                23,603     27,702     26,803

Income tax expense (Notes A and H)                                        5,489      7,010      6,573
                                                                       --------   --------   --------
         Net income                                                    $ 18,114   $ 20,692   $ 20,230
                                                                       ========   ========   ========

Net income per share (Note A)                                          $  45.17   $  51.42   $  50.11
                                                                       ========   ========   ========


         The accompanying notes are an integral part of these statements

                   First Evergreen Corporation and Subsidiary

                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY

                     Dollars in thousands except share data

                                                             Years Ended December 31, 1995, 1996 and 1997

                                                                                     Unrealized
                                          Common                       Retained     Gains (Losses)     Treasury
                                           Stock         Surplus       Earnings    on AFS securities     Stock           Total
BALANCE AT DECEMBER 31, 1994             $  10,821      $   4,815      $ 150,659       $  (1,927)      $  (6,904)      $ 157,464

Net income                                       0              0         20,230               0               0          20,230
Cash dividends ($13 per share)                   0              0         (5,260)              0               0          (5,260)
Acquisition of 1,807 shares
    of treasury stock                            0              0              0               0            (739)           (739)
Change in unrealized gains (losses)
    on AFS securities                            0              0              0           2,123               0           2,123
                                         ---------      ---------      ---------       ---------       ---------       ---------
BALANCE AT DECEMBER 31, 1995                10,821          4,815        165,629             196          (7,643)        173,818

Net income                                       0              0         20,692               0               0          20,692
Cash dividends ($15 per share)                   0              0         (6,041)              0               0          (6,041)
Acquisition of 1,140 shares
    of treasury stock                            0              0              0               0            (515)           (515)
Change in unrealized gains (losses)
    on AFS securities                            0              0              0          (1,514)              0          (1,514)
                                         ---------      ---------      ---------       ---------       ---------       ---------
BALANCE AT DECEMBER 31, 1996                10,821          4,815        180,280          (1,318)         (8,158)        186,440

Net income                                       0              0         18,114               0               0          18,114
Cash dividends ($17 per share)                   0              0         (6,828)              0               0          (6,828)
Acquisition of 1,241 shares
    of treasury stock                            0              0              0               0            (584)           (584)
Change in unrealized gains (losses)
    on AFS securities                            0              0              0           1,000               0           1,000
                                         ---------      ---------      ---------       ---------       ---------       ---------
BALANCE AT DECEMBER 31, 1997             $  10,821      $   4,815      $ 191,566       $    (318)      $  (8,742)      $ 198,142
                                         =========      =========      =========       =========       =========       =========


         The accompanying notes are an integral part of these statements

                   First Evergreen Corporation and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                              Dollars in thousands

                                                                                      Years Ended December 31,
                                                                                 1997           1996           1995
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                $    18,114    $    20,692    $    20,230
   Adjustments to reconcile net income to
     net cash provided by operating activities:
     Provision for depreciation and amortization                                   3,767          3,589          3,369
     Provision for loan losses                                                     1,300            400              0
     Amortization of investment security discounts/premiums                        5,742          7,626         11,083
     Net gains on investment securities                                             (489)        (1,194)        (1,968)
     Deferred income taxes                                                           472            361            437
     (Increase) decrease in accrued interest receivable                           (1,670)         4,960          3,525
     (Increase) decrease in other assets                                           3,051         24,371        (26,684)
     Net increase (decrease) in accrued interest and other liabilities             8,538        (26,763)        30,460
                                                                             -----------    -----------    -----------
       Net cash provided by operating activities                                  38,825         34,042         40,452

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures for premises and equipment                                (7,045)        (4,828)        (3,712)
   Proceeds from maturity of securities held to maturity                         375,625        353,373        294,322
   Purchases of securities held to maturity                                     (324,741)      (270,261)      (242,992)
   Proceeds from sales of securities available for sale                          367,788        642,829      1,449,220
   Purchases of securities available for sale                                   (373,188)      (645,459)    (1,458,453)
   Net increase in loans                                                         (56,572)       (89,350)       (51,791)
                                                                             -----------    -----------    -----------
     Net cash used by investing activities                                       (18,133)       (13,696)       (13,406)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net decrease in demand, money market and
     savings accounts                                                            (10,488)       (30,903)      (152,287)
   Net increase in time deposits                                                  15,261         64,804        119,616
   Net increase (decrease) in federal funds purchased and
     securities sold under agreements to repurchase                               (1,930)         2,165          1,910
   Cash dividends paid                                                            (6,828)        (6,041)        (5,260)
   Acquisition of treasury stock                                                    (584)          (515)          (739)
                                                                             -----------    -----------    -----------
     Net cash provided (used) by financing activities                             (4,569)        29,510        (36,760)
                                                                             -----------    -----------    -----------

Increase (decrease) in cash and cash equivalents                                  16,123         49,856         (9,714)
Cash and cash equivalents at beginning of year                                   108,854         58,998         68,712
                                                                             -----------    -----------    -----------
Cash and cash equivalents at end of year                                     $   124,977    $   108,854    $    58,998
                                                                             ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the period for:
        Interest                                                             $    68,452    $    64,905    $    61,943
        Income taxes                                                               5,276          6,500          6,160


         The accompanying notes are an integral part of these statements

                   First Evergreen Corporation and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            Dollars in thousands -- December 31, 1997, 1996 and 1995

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First Evergreen Corporation and subsidiary conform to generally accepted accounting principles and to general practice within the banking industry. Certain reclassifications have been made to the 1996 financial statements to conform with the 1997 presentation.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of First Evergreen Corporation ("First Evergreen") and its wholly-owned subsidiary, First National Bank of Evergreen Park (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS

First Evergreen is a bank holding company whose principal asset is its investment in the Bank subsidiary. First Evergreen, through its subsidiary bank, operates in a single segment engaging in the general retail and commercial banking business, primarily in the southwestern suburbs of Chicago. The services offered include demand, savings and time deposits, commercial lending products--such as commercial loans and mortgages, and personal lending products--such as residential mortgages, home equity lines and installment loans. The subsidiary bank also provides trust services. The Bank operated six facilities during 1997 in Evergreen Park, Oak Lawn, Orland Park and Chicago. An additional facility in Orland Park opened on January 5, 1998. First Evergreen generates the majority of its revenues from interest earned on investment securities and loans.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

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

LOANS

Loans are stated at the principal amount outstanding, net of unearned fees and discounts, if any. Interest on commercial, real estate and installment loans is accrued and credited to interest income based upon the principal amount outstanding. Unearned income on discount loans is credited to interest income over the term of the loan on the sum-of-the-months-digits method, which does not differ significantly from the effective interest method. Loan origination fees and direct loan origination costs are deferred and amortized into interest income over the life of the loan as an adjustment to the yield using the interest method. Indirect loan origination costs are charged to expense as incurred.

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

For loans considered impaired, the Bank measures impairment based on the present value of expected future cash flows, discounted at the loan's original effective rate. As a practical expedient, impairment may be measured at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Commercial credits are evaluated on an individual basis. Smaller balance homogeneous loans such as residential real estate and consumer installment are aggregated for evaluation. Nonaccrual loans are classified as impaired, but may not require a valuation allowance. Any shortfall in the estimated value of an impaired loan compared with the recorded investment in the loan is identified as a portion of the allowance for loan losses. Payments on loans classified as impaired and in nonaccrual status are recorded as reductions of principal. Interest is recorded on the cash basis after all principal has been repaid.

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

INVESTMENT SECURITIES

First Evergreen maintains a held to maturity portfolio recorded at cost adjusted for amortization of premiums and accretion of discounts in accordance with management's positive intent and ability to hold these securities to final maturity. Securities not classified as held to maturity are designated as available for sale and are reported in the Statement of Condition at fair value with unrealized gains and losses credited or charged, net of tax effect, directly to stockholders' equity. Premiums and discounts on securities are amortized (deducted) and accreted (added), respectively, to interest income using the level yield method over the period from acquisition to maturity, or earlier call date, of the related securities. Realized gains and losses on securities are determined on a specific identification method.

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

OTHER REAL ESTATE OWNED

Other real estate owned consists of properties acquired in partial or total satisfaction of debt and is stated at the lower of cost or fair value. Losses arising at acquisition are charged against the allowance for loan losses. Write-downs to reflect reductions in fair value subsequent to acquisition are recorded in other expense in the consolidated statements of income, while any gains that are realized on the disposition of such properties are included in other income. Other real estate owned included in other assets in 1996 was approximately $176. At December 31, 1997 First Evergreen did not hold title to any other real property.

INTANGIBLE ASSETS

Goodwill, representing the investment in subsidiaries in excess of the value of net assets acquired, is amortized on a straight-line basis over ten years. First Evergreen recorded $8,400 in goodwill from the acquisition of Oak Lawn Trust on February 11, 1992. As of December 31, 1997 and 1996, accumulated amortization of goodwill totalled $4,983 and $4,119 respectively. In management's opinion, no events or circumstances have occurred that would warrant revision or place doubt on the stated recovery of the balance.

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

NET INCOME PER SHARE

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. The Company adopted this Statement December 31, 1997. The adoption of the Statement did not impact the Company. Net income per share is computed by dividing net income by the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 1997, 1996 and 1995 was 400,997; 402,444 and 403,727 respectively.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

TRANSFERS OF SERVICING FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Statement establishes new ground rules for determining whether a transfer of financial assets such as loan participations constitutes a sale and, if so, the determination of any resulting gain or loss. SFAS No. 125 is effective for transactions occurring after December 31, 1996, however, the FASB has issued an amendment that would delay until 1998 the effective date of some of the Statement's provisions. The adoption of the Statement did not have a material effect on the consolidated financial Statements.

COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which requires comprehensive income and its components to be reported as part of the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of this Statement will not materially change the Company's statement presentation.

SEGMENT REPORTING

In June 1997, the FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, which requires public entities to disclose financial and descriptive information about segments of their operations using a management approach. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of this Statement will not materially change the Company's statement presentation.

NOTE B - CASH AND CASH EQUIVALENTS

The Federal Reserve requires the Bank to maintain certain average reserve balances. These average reserves approximated $7,067 during 1997 and $7,979 in 1996.

NOTE C - SECURITIES

The amortized cost and approximate fair value of available for sale (AFS) securities are as follows at December 31:

                                                   1997                                                1996
                            ---------------------------------------------------   -----------------------------------------------
                                           Gross        Gross       Approximate                 Gross       Gross     Approximate
                            Amortized    Unrealized   Unrealized       Fair       Amortized   Unrealized  Unrealized     Fair
                              Cost         Gains        Losses         Value         Cost       Gains       Losses       Value
U.S. Treasury obligations   $144,756      $      0     $   (490)      $144,266     $144,654    $      0    $ (2,029)    $142,625
Other securities               5,200             0            0          5,200            0           0           0            0
                            --------      --------     --------       --------     --------    --------    --------     --------
             Total          $149,956      $      0     $   (490)      $149,466     $144,654    $      0    $ (2,029)    $142,625
                            ========      ========     ========       ========     ========    ========    ========     ========

The amortized cost and approximate fair value of held-to-maturity (HTM) securities are as follows at December 31:

                                                        1997                                             1996
                                    ----------------------------------------------   ----------------------------------------------
                                                 Gross       Gross     Approximate                Gross       Gross     Approximate
                                    Amortized  Unrealized  Unrealized     Fair       Amortized  Unrealized  Unrealized     Fair
                                      Cost       Gains       Losses       Value        Cost       Gains       Losses       Value
U.S. Treasury obligations           $ 70,663    $    568    $     (5)    $ 71,226    $133,514    $    856    $   (377)    $133,993
U.S. Government agencies             381,078       7,601        (171)     388,508     403,056       8,372        (653)     410,775
Obligations of states &
   political subdivisions            184,938       9,102        (336)     193,704     173,090       7,426        (437)     180,079
Mortgage-backed securities            97,217         651      (1,340)      96,528      83,719         841      (1,697)      82,863
Collateralized mortgage
   obligations                       188,007       1,053        (361)     188,699     190,443         832        (674)     190,601
Other securities                       7,265           0           0        7,265       1,385           0           0        1,385
                                    --------    --------    --------     --------    --------    --------    --------     --------
     Total                          $929,168    $ 18,975    $ (2,213)    $945,930    $985,207    $ 18,327    $ (3,838)    $999,696
                                    ========    ========    ========     ========    ========    ========    ========     ========

The amortized cost and approximate fair value of securities at December 31, 1997, by contractual maturity, are shown in the chart below.

                                                        HTM                       AFS
                                               Amortized    Approximate  Amortized    Approximate
                                                  Cost      Fair Value      Cost      Fair Value
     Due in one year or less                    $111,919     $112,821     $ 42,551     $ 42,370
     Due after one year through five years       233,001      239,248       65,860       65,657
     Due after five years through ten years      259,824      266,250       36,345       36,239
     Due after ten years                         324,424      327,611        5,200        5,200
                                                --------     --------     --------     --------
         Total maturities                       $929,168     $945,930     $149,956     $149,466
                                                ========     ========     ========     ========

Held to maturity securities carried at approximately $103,289 and $99,083 at December 31, 1997 and 1996 respectively, were pledged to secure public and trust deposits and for other purposes as required or permitted by law.

Net realized security gains in 1997 totalled $489. Gross realized gains and losses were $728 and ($239) respectively. Unrealized available for sale portfolio losses decreased by $1,539 during the period. Net realized security gains in 1996 totalled $1,194. Gross realized gains and losses were $1,648 and ($454) respectively. Unrealized available for sale portfolio losses increased by ($2,329) during the period. In 1995, net realized security gains totalled $1,968. Gross realized gains and losses were $3,178 and ($1,210) respectively, while unrealized available for sale portfolio gains increased by $3,263 during the period. Federal income taxes (benefit) on net security gains for the years ending December 31, 1997, 1996 and 1995 were $171, $418 and $689 respectively.

In the fourth quarter of 1995, concurrent with the adoption of its implementation guide on SFAS No. 115, the FASB allowed a one-time reassessment of the SFAS No. 115 classifications of all securities currently held. Any reclassifications would be accounted for at fair value in accordance with SFAS No. 115 and any reclassifications from the held to maturity portfolio that resulted from this one-time reassessment would not call into question the intent of the Company to hold other debt securities to maturity in the future. First Evergreen used the opportunity under this one-time reassessment to reclassify $4,400 of U.S. Government Agency securities and $3,500 of collateralized mortgage obligations from held to maturity to the available for sale portfolio. In connection with this reclassification, gross unrealized gains of $88 were recorded in available for sale securities and in stockholders' equity (on a net-of-tax basis).

NOTE D - LOANS

Major classifications of loans were as follows at December 31:         1997           1996
    Commercial and industrial                                        $ 96,188       $ 97,408
    Real estate-- residential                                         424,698        377,368
    Real estate-- commercial                                          113,292        108,484
    Real estate-- construction                                         14,632         10,920
    Installment                                                        25,634         24,528
                                                                     --------       --------
                                                                      674,444        618,708
    Unearned discount                                                      (4)           (13)
    Allowance for loan losses                                          (3,515)        (3,042)
                                                                     --------       --------
         Total                                                       $670,925       $615,653
                                                                     ========       ========

Loans in a nonaccrual status amounted to approximately $2,283, $688 and $1,619 at December 31, 1997, 1996 and 1995 respectively. If interest on nonaccrual loans had been accrued, such income would have approximated $161, $130 and $52 in 1997, 1996 and 1995 respectively. The amount of interest income recorded on these loans was $68 in 1997, $50 in 1996 and $25 in 1995.

Changes in the allowance for loan losses were as follows:

                                                            1997        1996       1995
    Balance at beginning of year                           $3,042      $3,796     $3,852
    Provision for loan losses                               1,300         400          0
    Recoveries on loans previously charged off                277         102        201
    Loans charged off                                      (1,104)     (1,256)      (257)
                                                           ------      ------     ------
    Balance at end of year                                 $3,515      $3,042     $3,796
                                                           ======      ======     ======

As of December 31, the Bank's recorded investment in impaired loans and the related valuation allowance are as follows:

                                                 1997                       1996
                                         Recorded     Valuation     Recorded     Valuation
                                        Investment    Allowance    Investment    Allowance
     Valuation allowance required          $  627       $  214       $    0       $    0
     No valuation allowance required        1,528            0          512            0
                                           ------       ------       ------       ------
          Total impaired loans             $2,155       $  214       $  512       $    0
                                           ======       ======       ======       ======

For the years ended December 31, 1997, 1996 and 1995, the average recorded investment in impaired loans was $1,484, $531 and $766 respectively. Interest income on these loans was recorded on a cash basis and amounted to $35, $13 and $8, in 1997, 1996 and 1995 respectively.

NOTE E - BANK PREMISES AND EQUIPMENT

The following is a summary of bank premises and equipment at December 31:

                                               Accumulated      Net Book
                                      Cost     Depreciation      Value
1997
    Land                            $ 5,654       $     0       $ 5,654
    Bank premises                    33,077         9,422        23,655
    Furniture and equipment          12,977         6,437         6,540
                                    -------       -------       -------
         Total                      $51,708       $15,859       $35,849
                                    =======       =======       =======

1996
    Land                            $ 5,444       $     0       $ 5,444
    Bank premises                    29,442         8,653        20,789
    Furniture and equipment          12,151         6,655         5,496
                                    -------       -------       -------
         Total                      $47,037       $15,308       $31,729
                                    =======       =======       =======

Depreciation expense for the years ended December 31, 1997, 1996 and 1995 amounted to approximately $2,925, $2,746 and $2,527 respectively.

NOTE F - TIME DEPOSITS

Maturities of time certificates of deposit of $100 or more are summarized as follows at December 31:

                                                      1997           1996
    Three months or less                            $ 61,274       $ 45,759
    Over three through six months                     29,538         30,818
    Over six through twelve months                    29,526         46,528
    Over twelve months                                50,559         31,884
                                                    --------       --------
         Total                                      $170,897       $154,989
                                                    ========       ========

Interest expense on time certificates of $100 or more totalled $9,427, $7,896 and $7,342 in 1997, 1996 and 1995 respectively. Maturities of time certificates with original maturities in excess of one year at December 31, 1997 are summarized as follows:

    Years                                        Less than $100     $100 or more
    Over one through two years                      $131,710          $ 31,105
    Over two through three years                     76,613             11,326
    Over three through four years                    23,589              3,327
    Over four through five years                     26,546              4,801
                                                    --------          --------
         Total                                      $258,458          $ 50,559
                                                    ========          ========

NOTE G - SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under agreement to repurchase averaged $19,049, $15,323 and $10,666 during the years ending December 31, 1997, 1996 and 1995 respectively. The average interest rate was 4.23% in 1997, 3.99% in 1996 and 4.88% in 1995. The year-end balances were $15,305, $17,235 and $15,070, while the year end rates were 4.41% in 1997, 4.20% in 1996 and 3.67% in 1995. The highest month-end balances in 1997, 1996 and 1995 were $31,825, $20,410 and $15,355 respectively. Federal funds purchased require no collateral while securities sold under agreements to repurchase are collateralized by U.S. Treasury obligations.

NOTE H - INCOME TAXES

The components of federal income tax expense for 1997, 1996 and 1995 are as follows:

                                      1997            1996            1995
     Current                         $5,017          $6,649          $6,136
     Deferred                           472             361             437
                                     ------          ------          ------
          Total                      $5,489          $7,010          $6,573
                                     ======          ======          ======

First Evergreen and subsidiary had no state income tax expense in the above periods, and for state income tax purposes have approximately $202 million in accumulated net operating losses that will begin to expire in 2002.

The table below reconciles First Evergreen's deferred assets and liabilities under SFAS No. 109 on December 31:

                                                          1997          1996
     ASSETS
          Deferred loan fees                           $  (849)      $(1,020)
          Allowance for loan losses                     (1,230)       (1,065)
          Unrealized security losses                      (172)         (711)
          Other assets                                    (371)         (380)
                                                       -------       -------
               Gross deferred tax assets               $(2,622)      $(3,176)
                                                       -------       -------

     LIABILITIES
          Fair market value of assets acquired             744           744
          Depreciation                                     924           859
          Investment accretion                             983           591
                                                       -------       -------
               Gross deferred tax liabilities            2,651         2,194
                                                       -------       -------
               Net deferred tax (asset) liability      $    29       $  (982)
                                                       =======       =======

Management has determined that a valuation allowance is not required at December 31, 1997 or 1996.

The table below reconciles the statutory federal income tax rate with the effective income tax as a percent of pretax income.

                                            1997           1996           1995
     Statutory income tax rate              35.0%          35.0%          35.0%
     Change in taxes resulting from
          Tax-exempt interest              (13.3)         (11.0)         (10.8)
          Other - net                        1.6            1.3             .3
                                           -----          -----          -----
     Effective income tax rate              23.3%          25.3%          24.5%
                                           =====          =====          =====

Accumulated net deferred income taxes included in other assets or accrued interest and other liabilities in the accompanying consolidated statements of condition and currently payable (receivable) income taxes are as follows at December 31:

                                                        1997          1996
     Current liability                                 $ 171         $ 353
     Deferred (asset) liability - net                     29          (982)
                                                       -----         -----
          Net payable (receivable)                     $ 200         $(629)
                                                       =====         =====

NOTE I - EMPLOYEE BENEFIT PLANS

First Evergreen has a discretionary profit sharing plan for virtually all employees. Employees begin vesting after two years of net credited service and become fully vested after seven years of net credited service. Contributions are voluntary and at the discretion of the Board of Directors. Annual contributions cannot exceed 15% of participants' earnings. Contributions were approximately $2,350, $2,139 and $2,227 for the years ended December 31, 1997, 1996 and 1995 respectively.

NOTE J - DIVIDEND RESTRICTIONS

Banking regulations limit the amount of dividends that may be paid to First Evergreen by its bank subsidiary without prior approval of the Bank's regulatory agencies. Based upon these limitations, the Bank could have declared approximately $39,010 of dividends at December 31, 1997 without prior approval. Additionally, the Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and reclassification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The table below sets forth First Evergreen's consolidated regulatory capital and ratios, as well as minimums for the adequately capitalized and well capitalized classifications.

                                                                                          To be Well Capitalized
                                                                    For Capital           Under Prompt Corrective
                                              Actual              Adequacy Purposes          Action Provisions
                                        Amount       Ratio       Amount       Ratio         Amount       Ratio
As of December 31, 1997:
    Total Capital
     (to Risk Weighted Assets)         $198,855      25.62%      $62,094    > or = 8.0%     $77,617    > or = 10.0%

    Tier I Capital
     (to Risk Weighted Assets)         $195,339      25.17%      $31,047    > or = 4.0%     $46,570    > or = 6.0%

    Tier I Capital
     (to Average Assets)               $195,339      10.17%      $57,596    > or = 3.0%     $95,993    > or = 5.0%

As of December 31, 1996:
    Total Capital
     (to Risk Weighted Assets)         $186,519      24.55%      $60,786    > or = 8.0%     $75,983    > or = 10.0%

    Tier I Capital
     (to Risk Weighted Assets)         $183,477      24.15%      $30,393    > or = 4.0%     $45,590    > or = 6.0%

    Tier I Capital
     (to Average Assets)               $183,477       9.70%      $56,731    > or = 3.0%     $94,551    > or = 5.0%

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

NOTE L - CONSOLIDATED SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 31, 1997 and 1996 are as follows:

                                     December 31    September 30      June 30         March 31
1997
        Interest income                $ 31,690       $ 32,290        $ 32,212        $ 31,752
        Interest expense                 17,330         17,359          17,078          16,730
        Net interest income              14,360         14,931          15,134          15,022
        Provision for loan losses           550            300             300             150
        Net security gains (losses)         407             97              24             (39)
        Other non-interest income         2,043          1,839           1,919           1,715
        Non-interest expense             10,652         10,501          10,717          10,679
        Income tax expense                1,293          1,415           1,438           1,343
        Net income                        4,315          4,651           4,622           4,526
        Net income per share           $  10.78       $  11.61        $  11.51        $  11.27

1996
        Interest income                $ 31,832       $ 31,639        $ 30,894        $ 30,867
        Interest expense                 16,761         16,449          16,040          16,292
        Net interest income              15,071         15,190          14,854          14,575
        Provision for loan losses           200            200               0               0
        Net security gains (losses)         231            (73)            (35)          1,071
        Other non-interest income         1,816          1,698           1,612           1,609
        Non-interest expense              9,958          9,840           9,817           9,902
        Income tax expense                1,744          1,684           1,652           1,930
        Net income                        5,216          5,091           4,962           5,423
        Net income per share           $  12.98       $  12.65        $  12.32        $  13.47

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because a portion of the commitment is expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant, equipment, and real estate. Commitments to extend credit at December 31, 1997 and 1996 are approximately $101,618 and $85,756 respectively. Rates on these commitments ranged from 5.875% to 15% in 1997 and 6.50% to 15% in 1996.

Letters of credit and financial guarantees are issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other credits to customers. Collateral is held to support these commitments as deemed necessary. At December 31, 1997 and 1996, outstanding letters of credit totalled approximately $26,830 and $5,608 respectively.

NOTE N - CONCENTRATIONS OF CREDIT RISK

According to SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by economic or other conditions. Management is of the opinion that both its investment and loan portfolios are well diversified. However, at December 31, 1997 and 1996, substantially all outstanding loans are with borrowers located in Cook County, Illinois and the surrounding area. In addition, at December 31, 1997 and 1996, approximately 53% and 61% of the obligations of state and political subdivisions were issued by municipalities located in Cook County. Also, approximately 10% and 11% of total outstanding loans as of December 31, 1997 and 1996, respectively, have been issued to borrowers associated with the construction industry. These commitments include financing to construction suppliers, contractors and developers. Management monitors these concentrations on a regular basis and is of the opinion that the concentrations are not significant.

NOTE O - FIRST EVERGREEN CORPORATION (PARENT COMPANY)

The Parent Company's condensed financial information, which follows, conforms with the accounting policies described in the preceding notes.

CONDENSED STATEMENTS OF CONDITION

                                                                      December 31,
                                                                  1997           1996
     ASSETS
          Cash at subsidiary bank                               $    896       $    785
          Investment in banking subsidiary                       197,225        185,580
          Other assets                                                21             75
                                                                --------       --------
               Total assets                                     $198,142       $186,440
                                                                ========       ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
          Liabilities                                           $      0       $      0
          Stockholders' equity                                   198,142        186,440
                                                                --------       --------
               Total liabilities and stockholders' equity       $198,142       $186,440
                                                                ========       ========

Note O - First Evergreen Corporation (Parent Company) --21 continued

CONDENSED STATEMENTS OF INCOME                                          Years Ended December 31,

                                                                  1997            1996            1995
     Operating income
         Dividends from the Bank                                $  7,518        $  6,981        $  5,907
     Other operating expenses                                         71             230             268
                                                                --------        --------        --------
     Income before federal income tax benefit and equity
         in undistributed income of subsidiary bank                7,447           6,751           5,639
     Federal income tax benefit                                       22              76              90
                                                                --------        --------        --------
     Income before equity in undistributed
         income of subsidiary bank                                 7,469           6,827           5,729
     Equity in undistributed income of subsidiary bank            10,645          13,865          14,501
                                                                --------        --------        --------
     Net income                                                 $ 18,114        $ 20,692        $ 20,230
                                                                ========        ========        ========

CONDENSED STATEMENTS OF CASH FLOWS                                      Years Ended December 31,

                                                                  1997            1996            1995
     Cash flows from operating activities:
          Net income                                            $ 18,114        $ 20,692        $ 20,230
          Adjustments to reconcile net income to net cash
              provided by operating activities:
          Undistributed income of subsidiary bank                (10,645)        (13,865)        (14,501)
          (Increase) decrease in other assets                         54              15             (32)
                                                                --------        --------        --------
               Total adjustments                                 (10,591)        (13,850)        (14,533)
                                                                --------        --------        --------
               Net cash provided by operating activities           7,523           6,842           5,697

     Cash flows from financing activities:
          Acquisitions of treasury stock                            (584)           (515)           (739)
          Dividends paid                                          (6,828)         (6,041)         (5,260)
                                                                --------        --------        --------
               Net cash used for financing activities             (7,412)         (6,556)         (5,999)
                                                                --------        --------        --------
               Increase (decrease) in cash                           111             286            (302)
     Cash at beginning of year                                       785             499             801
                                                                --------        --------        --------
     Cash at end of year                                        $    896        $    785        $    499
                                                                ========        ========        ========

     Supplemental disclosures of cash flow information
          Cash received during the year for:
               Income taxes (net of reimbursements
               from subsidiary bank)                            $    (76)       $    (90)       $    (48)

NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following summarizes the carrying value and estimated fair value of financial instruments as of December 31, 1997 and 1996:

                                                                    1997                             1996
                                                          Carrying        Estimated         Carrying        Estimated
                                                            Value         Fair Value          Value         Fair Value
     Financial Assets
          Cash and cash equivalents                      $  124,977       $  124,977       $  108,854       $  108,854
          Securities held to maturity                       929,168          945,930          985,207          999,696
          Securities available for sale                     149,466          149,466          142,625          142,625
          Net loans                                         670,925          687,362          615,653          627,642
          Accrued interest receivable                        17,669           17,669           15,999           15,999
     Financial Liabilities
          Deposits                                        1,700,620        1,703,298        1,695,847        1,697,950
          Federal funds purchased and securities
               sold under agreements to repurchase           15,305           15,305           17,235           17,235
          Accrued interest payable                            6,575            6,575            6,531            6,531
     Off-Balance-Sheet Financial Instruments
          Commitments to extend credit and
               standby letters of credit                 $        0       $      652       $        0       $      520

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

ACCRUED INTEREST PAYABLE

Due to its short-term nature, the fair value of accrued interest payable was estimated at carrying value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The fair value of instruments with off-balance-sheet risk is determined by estimating the amount First Evergreen would have to pay a third party to assume these instruments.

                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND STOCKHOLDERS

FIRST EVERGREEN CORPORATION

We have audited the accompanying consolidated statements of condition of First Evergreen Corporation and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of First Evergreen Corporation and subsidiary for the year ended December 31, 1995, were audited by other auditors whose report dated January 24, 1996, expressed an unqualified opinion on those statements.

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

In our opinion, the 1997 and 1996 financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Evergreen Corporation and subsidiary at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Chicago, Illinois
January 21, 1998

COMMON STOCK INFORMATION AND DIVIDENDS

The common stock of First Evergreen, held by 497 stockholders of record on December 31, 1997, is not traded on any national or regional exchange or in the over-the-counter market. First Evergreen, due to the absence of a readily accessible market, with certain limitations, offers to purchase shares that a stockholder cannot otherwise sell. Such transactions are subject to a stated policy that defines the price per share as equal to the "book value" as last established by the Board of Directors [rounded up or down to the nearest twenty-five cents] and further defines "book value" as an amount equal to the amount of stockholders' equity divided by the number of outstanding shares and adjusted by adding to it the amount per outstanding share of the allowance for loan losses of the Bank [net of the statutory federal tax rate of 35%]. Individual purchases by First Evergreen in excess of 500 shares in a twelve-month period are made at a declining percentage of "book value" and any shares purchased by First Evergreen are subject to a one-year holding period by the stockholder. Federal Reserve regulations place limitations on a bank holding company's purchase and redemption of its own stock without prior notice to the Federal Reserve and its approval thereof. The following table sets forth the high and low price by quarter for trades known to First Evergreen.

    1997                      Fourth       Third        Second          First
         High                $496.75      $483.75       $471.25        $459.75
         Low                 $488.75      $471.25       $462.00        $452.00

    1996                      Fourth       Third        Second          First
         High                $467.25      $451.25       $438.00        $433.25
         Low                 $456.25      $443.00       $431.75        $422.75

For the year ended December 31, 1997, there were, to the knowledge of First Evergreen, 25 trades involving 1,241 shares. For the year ended December 31, 1996, there were 19 trades involving 1,140 shares. See Selected Financial Data for information relating to dividend payments. In January 1998, a $20 per share cash dividend was declared to stockholders of record on January 2, 1998. Future dividend payments on common stock will depend upon such factors as cash position, earnings and capital requirements.

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

SELECTED FINANCIAL DATA
In Thousands of Dollars Except Per Share Data

                                                                       Years Ended December 31,
                                                 1997            1996            1995            1994            1993
     OPERATING RESULTS
        Total interest income                 $  127,944      $  125,232      $  123,441      $  117,070      $  120,417
        Total interest expense                    68,497          65,542          63,744          54,200          59,954
                                              ----------      ----------      ----------      ----------      ----------
        Net interest income                       59,447          59,690          59,697          62,870          60,463
        Provision for loan losses                  1,300             400               0               0               0
                                              ----------      ----------      ----------      ----------      ----------
        Net interest income after
          provision for loan losses               58,147          59,290          59,697          62,870          60,463
        Other income                               8,005           7,929           8,000           4,470           6,288
        Other expenses                            42,549          39,517          40,894          39,491          36,627
                                              ----------      ----------      ----------      ----------      ----------
        Income before income tax expense          23,603          27,702          26,803          27,849          30,124
        Applicable income taxes                    5,489           7,010           6,573           7,434           8,154
                                              ----------      ----------      ----------      ----------      ----------
        Net income                            $   18,114      $   20,692      $   20,230      $   20,415      $   21,970
                                              ==========      ==========      ==========      ==========      ==========

     DIVIDENDS
        Cash dividends declared               $    6,828      $    6,041      $    5,260      $    5,286      $    3,691
        Stock dividends declared                       0               0               0               0               0

     PER SHARE DATA
        Net income                            $    45.17      $    51.42      $    50.11      $    50.29      $    53.77
        Cash dividends declared                    17.00           15.00           13.00           13.00            9.00

     SELECTED BALANCES - END OF YEAR
        Total assets                          $1,933,096      $1,910,013      $1,888,088      $1,872,035      $1,870,758
        Total investments                      1,078,634       1,127,832       1,217,075       1,265,022       1,331,347
        Total loans                              674,440         618,695         530,499         478,764         416,341
        Total deposits                         1,700,620       1,695,847       1,661,946       1,694,617       1,718,071
        Stockholders' equity                     198,142         186,440         173,818         157,464         145,026

     RATIOS
        Net income to:
          Average total deposits                    1.07%           1.25%           1.22%           1.20%           1.30%
          Average total assets                      0.94            1.11            1.10            1.10            1.19
          Average stockholders' equity              9.51           11.58           12.29           13.68           16.17
        Cash dividends to net income               37.69           29.19           26.00           25.89           16.80
        Average loans to average deposits          37.85           35.50           30.06           26.54           22.71
        Average equity to average assets            9.92            9.57            8.91            8.00            7.39

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

INTEREST RATE SENSITIVITY

Interest rate sensitivity is closely related to liquidity. Interest sensitivity gaps result from maturity mismatches between earning assets and interest sensitive liabilities. First Evergreen continues to be at risk from rising interest rates due to the systematic negative gap. Management monitors the effect of that risk by simulation modeling, through gap analysis and monitoring portfolio duration.

Total liabilities maturing or repricing within one year exceeded assets maturing or repricing within one year by $68 million and $208 million at December 31, 1997 and 1996 respectively. The decrease in the negative gap position in the one year or less period resulted from a decrease of seven months in the average life of the investment portfolio and depositors repositioning of funds into longer term time deposits to take advantage of greater yield opportunities. Repricing of certain categories of assets and liabilities is subject to market conditions and other influences that are beyond the Company's control. As a result, certain assets and liabilities indicated above as maturing or repricing within a stated period may in fact mature or reprice in other periods or at different volumes. Additionally, 56% of First Evergreen's total assets are in marketable, highly-liquid securities with laddered maturities to reduce the effect of interest rate changes.

The table which appears on the next page, sets forth the balances in the major categories of interest earning assets and interest sensitive liabilities (in thousands) as of December 31, 1997. This data is at a particular point in time; significant changes can occur daily in the sensitivity relationships.

Footnote for chart on following page

     * Although savings and interest bearing checking accounts do not reprice on a pre-established contract, they are subject to immediate withdrawal. It has been First Evergreen's experience that a portion of these deposits are relatively insensitive to interest rates and generally behave like deposits with longer maturities. To recognize this, historic core deposits are reported in the over five years category. Funds considered to be non-core have been distributed based on a look back period of thirty-six months.

                                                                 Remaining Maturity or Earliest Possible Repricing
                                                     0 - 3            4 - 12         1 Year to          Over
                                                     Months           Months          5 Years         5 Years          Total
     INTEREST EARNING ASSETS
      Securities                                   $   93,038       $  260,043       $  552,276      $  173,277      $1,078,634
      Loans                                           104,882           96,555          217,428         255,575         674,440
      Federal funds sold                               79,000                0                0               0          79,000
                                                   ----------       ----------       ----------      ----------      ----------
          Total interest earning assets               276,920          356,598          769,704         428,852       1,832,074
                                                   ----------       ----------       ----------      ----------      ----------

     Percent of interest earning assets                 15.12%           19.46%           42.01%          23.41%         100.00%

     INTEREST SENSITIVE LIABILITIES
      Money market accounts                        $   97,062       $        0       $        0      $        0      $   97,062
      Time deposits of $100 or more                    61,274           59,064           50,559               0         170,897
      All other time deposits                         144,942          266,615          261,002               0         672,559
      Savings and interest bearing checking*           15,849           41,847          114,170         390,788         562,654
      Securities sold under
       agreements to repurchase                        15,305                0                0               0          15,305
                                                   ----------       ----------       ----------      ----------      ----------
          Total interest sensitive liabilities        334,432          367,526          425,731         390,788       1,518,477
                                                   ----------       ----------       ----------      ----------      ----------

     Percent of interest sensitive liabilities          22.02%           24.20%           28.04%          25.74%         100.00%

     Interest sensitivity gap                         (57,512)         (10,928)         343,973          38,064         313,597
     Cumulative interest sensitivity gap              (57,512)         (68,440)         275,533         313,597         313,597
     Ratio of interest earning assets
      to interest sensitive liabilities                  0.83             0.97             1.81            1.10            1.21

FINANCIAL CONDITION

The deposit base, the main source for funds employed in earning assets, increased by $4,773 from December 31, 1996 to $1,700,620 at December 31, 1997. During the period, little change occurred between categories, as demand deposits and time deposits increased by $16,333 and $15,261 respectively, while the savings deposits and money market accounts experienced declines of $25,918 and $903 respectively. Funding was also provided by securities sold under agreement to repurchase, which declined by $1,930. In 1996, total deposits increased by $33,901. Rates on time deposits increased during the period, while the savings rate remained at 3%. As a result, the volume of time deposits increased by $64,804, while the savings category declined by $43,601. Over the same period, demand deposits and money market accounts increased by $11,367 and $791 respectively. Additional funding was provided by securities sold under agreements to repurchase, which increased by $2,165.

Management closely monitors the rates being offered on all its deposit products in response to changes in the short-term markets. During 1997, earning assets increased by $32,347. Due to continued demand, the loan portfolio increased by $55,745 or 9.01%. This increase was funded by a decline in the held to maturity investment portfolio which decreased by $56,039. Also during the same period, the available for sale portfolio grew by $6,841 and federal funds sold increased $25,800. In 1997, the average interest rate spread expressed on a tax-equivalent basis (net interest margin) declined 17 basis points to 2.89%. In the period, the return on average earning assets decreased 6 basis points while the average cost of funds increased 11 basis points. Net interest margins related to 1996 and 1995 were 3.06% and 3.17% respectively.

Return on average equity declined to 9.51% from 1996 and 1995 levels of 11.58% and 12.29% respectively. This reduction is due to lower earnings and the company's earnings retention trend. Return on average assets decreased from 1.11% to .94%. In 1995, the return was 1.10%. Total stockholders' equity increased $11,702 from $186,440 at December 31, 1996. A cash dividend of $17 per share ($6,828) was paid to stockholders of record on January 2, 1997. A dividend of $15 per share ($6,041) was paid during 1996. Capital ratios are strong and remain well above regulatory guidelines. First Evergreen's tier-one leveraged capital ratio increased 47 basis points, reaching 10.17%, while the ratio for total risk-based capital increased 107 basis points, reaching 25.62%.


MARKET RISK TABLE

                                            Principal cash flow                                                       Estimated
                                   1998       1999       2000        2001       2002   Thereafter     Total           Fair Value
RATE SENSITIVE ASSETS:
    Investment securities         353,081    299,891    134,715     80,829     36,841    173,277    1,078,634         1,095,396
       Average interest rate         6.60%      6.70%      6.50%      6.02%      6.15%      6.36%        6.52%
    Fixed rate loans               90,316     68,033     58,446     49,286     41,663    251,214      558,958           572,925
       Average interest rate         7.97%      7.66%      7.60%      7.57%      7.52%      7.33%        7.54%
    Variable rate loans            58,057      4,102      4,450      4,188      4,010     40,675      115,482           114,437
       Average interest rate         9.20%      9.01%      8.97%      8.63%      8.62%      8.34%        8.84%
    Federal funds sold             79,000          0          0          0          0          0       79,000            79,000
       Average interest rate         5.62%      0.00%      0.00%      0.00%      0.00%      0.00%        5.62%

RATE SENSITIVE LIABILITIES:
    Money market accounts          10,100     10,100     10,100          0          0     66,762       97,062            97,062
       Average interest rate         2.74%      2.74%      2.74%      0.00%      0.00%      2.74%        2.74%
    Time deposits                 531,895    167,438     90,436     27,681     26,006          0      843,456           846,134
       Average interest rate         5.52%      5.90%      6.55%      5.94%      6.12%      0.00%        5.74%
    Savings Deposits               57,696     55,796     54,629      3,745          0    390,788      562,654           562,654
       Average interest rate         2.95%      2.95%      2.95%      2.95%      0.00%      2.95%        2.95%
    Federal Funds Purchased
    and Securities Sold under
    Agreements to Repurchase       15,305          0          0          0          0          0       15,305            15,305
       Average interest rate         4.50%      0.00%      0.00%      0.00%      0.00%      0.00%        4.50%

The table above presents information about the Company's financial instruments that are sensitive to changes in interest rates. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted - average interest rates by contractual maturities as well as the Company's historical experience of the impact of interest rate fluctuations on the prepayment of residential loans and mortgage - backed securities. For core deposits that have no contractual maturity, the table presents principal cash flows and related weighted - average interest rates based on the Company's historical experience concerning their most likely withdrawal behaviors.

RESULTS OF OPERATIONS
FISCAL 1997 COMPARED TO 1996 AND 1995

In 1997, net interest income before provision for loan loss decreased slightly to $59,447 from 1996 and 1995 levels of $59,690 and $59,697 respectively. During 1997, the average balance of earning assets increased $52,805 or 2.99%, while their yield (on a tax- equivalent basis) decreased by 6 basis points to 7.33%. In 1995, this tax equivalent yield was 7.38%. Interest income on a tax-equivalent basis increased $2,754 and $2,074 in 1997 and 1996 respectively.

In 1997, the average volume in interest-bearing liabilities increased $26,755 or 1.77%, while their cost increased 11 basis points to 4.44%. These factors combined to produce a $2,955 increase in interest expense. In 1996 and 1995, interest expense increased $1,798 and $9,545 respectively. In 1997 management provided $1,300 to the loan loss reserve. The 1996 provision was $400, reinstated after a three year absence. Overall quality of the loan portfolio continues to be good. On a regular basis, management reviews the loan portfolio to identify probable losses inherent in the portfolio and to determine the appropriate level for the loan loss reserve. Strong loan growth in 1997 totalling nearly $55 million will likely require additional funding for reserves in future periods. The volume of loans charged off as a percentage of average loans outstanding in 1997 was .13%, well below the Company's peers. In 1996 and 1995, this ratio was .20% and .01% respectively.

Total other operating income, excluding securities gains and losses increased $781 in 1997 due to additional trust department income resulting from volume increases and modified fee schedules. Net security gains of $489 were realized in 1997. Management continues to closely monitor the Bank's available for sale portfolio and repositions securities based on market conditions.

Total other operating expenses increased $3,032 or 7.67% in 1997. Salaries and employee benefits,which represent the largest category of non-interest expense, increased $1,211 or 5.34%. The salaries component rose $775 or 4.60% due to annual salary adjustments and an increase of 21 full time equivalent employees, while benefits rose $436, or 7.44% due to increases in profit sharing contributions and insurance costs. Net occupancy of bank premises rose $349 relating to higher depreciation and operating costs driven by facility expansion. Equipment expense increased $217 due to the Bank's commitment to customer service technologies. Data processing expense increased $352 due to an expansion of technology delivery channels. Other expenses increased $483 due to increases in advertising and contribution expenses relating to community outreach programs.

In 1996, total other operating expenses decreased $1,377 due to a $1,947 decrease in FDIC insurance costs. Employee salaries and benefits increased $251, while equipment and net occupancy expenses increased $219 and $197 respectively.

The Year 2000 issue is the inability of computer systems to accurately calculate dates after December 31, 1999 due to software which may recognize the date "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations including a temporary inability to process transactions, invoices or engage in other banking activities.

In 1997, the Company formed a Year 2000 task force to develop and implement a strategic Year 2000 plan. The Company's plan is expected to be completed by April 1, 1998 and be disseminated by the Risk Management Committee. The Company presently believes that with limited modifications to existing hardware and software applications, the Year 2000 issue will not pose a significant operational problem. To date, the Company is reviewing all corporate systems to accommodate all Year 2000 data. Additionally, all future system acquisitions and upgrades will be tested prior to installation to ensure compliance. The Company plans to test and verify all systems in 1999. The total Year 2000 project cost is estimated to be less than $100,000.

                   First Evergreen Corporation and Subsidiary

                        SELECTED STATISTICAL INFORMATION

                        Dollars in thousands -- Unaudited

SECURITIES HELD TO MATURITY
BOOK VALUES

                                                                               December 31,
                                                                    1997           1996           1995
     U.S. Treasury obligations                                   $   70,663     $  133,514     $  251,116
     U.S. Government agencies and mortgage-backed securities        478,295        486,775        462,665
     Obligations of states and political subdivisions               184,938        173,090        151,295
     Collateralized mortgage obligations                            188,007        190,443        208,345
     Other securities                                                 7,265          1,385          1,385
                                                                 ----------     ----------     ----------
          Total                                                  $  929,168     $  985,207     $1,074,806
                                                                 ==========     ==========     ==========

SECURITIES AVAILABLE FOR SALE
CARRYING VALUES

                                                                               December 31,
                                                                    1997           1996           1995
     U.S. Treasury obligations                                   $  144,266     $  142,625     $  138,888
     Collateralized mortgage obligations                              5,200              0          3,381
                                                                 ----------     ----------     ----------
                                                                 $  149,466     $  142,625     $  142,269
                                                                 ==========     ==========     ==========

SECURITIES HELD TO MATURITY
REMAINING MATURITY AND AVERAGE YIELD

                                                                             December 31, 1997
                                           One Year or Less      One to Five Years      Five to Ten Years      Over Ten Years
                                           Book       Yield       Book      Yield       Book        Yield     Book        Yield
    U.S. Treasury obligations            $ 50,231      6.77%    $ 20,432     6.31%    $      0       0.00%  $      0       0.00%
    U.S. Government agencies
      and mortgage-backed securities       36,891      7.06      147,746     7.29      182,576       7.37    111,082       6.29
    Obligations of states and
      political subdivisions (2)           17,215      5.66       58,694     5.78       60,541       5.63     48,488       5.52
    Other securities (1)                    7,582      6.83        6,129     6.42       16,707       6.71    164,854       6.92
                                         --------               --------              --------              --------
    Total maturities (3)                 $111,919               $233,001              $259,824              $324,424
                                         ========               ========              ========              ========

          (1)  Includes Federal Reserve and Federal Home Loan Bank stocks.

          (2) The interest on non-taxable investment securities has been adjusted and is calculated on a tax-equivalent basis using a federal tax rate of 35%.

          (3) No securities of any issuer are held, exclusive of U.S. Treasury obligations and U.S. Government agencies, which exceed 10% of stockholders' equity.

SECURITIES AVAILABLE FOR SALE
REMAINING MATURITY AND AVERAGE YIELD

                                                                           December 31, 1997
                                   One Year or Less          One to Five Years         Five to Ten Years         Over Ten Years
                                Carrying Value   Yield    Carrying Value   Yield    Carrying Value   Yield   Carrying Value   Yield
    U.S. Treasury obligations       $42,370       4.98%       $65,657        5.44%      $36,239       6.69%      $     0       0.00%
    Other securities                      0       0.00              0        0.00             0       0.00         5,200       7.81
                                    -------                   -------                   -------                  -------
    Total Maturities                $42,370                   $65,657                   $36,239                  $ 5,200
                                    =======                   =======                   =======                  =======

LOANS

TYPES OF LOANS                                                   December 31,
                                       1997           1996           1995           1994           1993
     Commercial and industrial      $  96,188      $  97,408      $  78,181      $  73,051      $  62,542
     Real estate-- residential        424,698        377,368        332,293        286,587        233,544
     Real estate-- commercial         113,292        108,484         91,353         81,344         76,198
     Real estate-- construction        14,632         10,920          4,290            714          3,006
     Installment                       25,634         24,528         24,404         37,116         41,149
                                    ---------      ---------      ---------      ---------      ---------
                                      674,444        618,708        530,521        478,812        416,439
     Unearned discount                     (4)           (13)           (22)           (48)           (98)
     Allowance for loan losses         (3,515)        (3,042)        (3,796)        (3,852)        (3,764)
                                    ---------      ---------      ---------      ---------      ---------
          Total                     $ 670,925      $ 615,653      $ 526,703      $ 474,912      $ 412,577
                                    =========      =========      =========      =========      =========

MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES                 December 31, 1997
                                                            1 Year        1 to 5       Over
                                                            or Less       Years       5 Years        Total
     Commercial and industrial                              $ 58,682     $ 30,035     $  7,471     $ 96,188
     Real estate - construction                               13,145        1,487            0       14,632
                                                            --------     --------     --------     --------
          Total                                             $ 71,827     $ 31,522     $  7,471     $110,820
                                                            ========     ========     ========     ========

INTEREST SENSITIVITIES

LOANS MATURING IN ONE YEAR AND OVER                                       1 to 5       Over
                                                                          Years       5 Years        Total
    Fixed rate                                                           $ 24,280     $  6,066     $ 30,346
    Floating rate                                                           7,242        1,405        8,647
                                                                         --------     --------     --------
         Total                                                           $ 31,522     $  7,471     $ 38,993
                                                                         ========     ========     ========

NONPERFORMING ASSETS (1)

                                       1997       1996       1995       1994       1993
     Nonaccrual loans (2)             $2,283     $  688     $1,619     $  414     $1,316
     Past due 90 days or more (3)      3,272      3,316      2,351      1,852      1,337
     Restructured loans (4)                0          0          0          0          0
     Other real estate owned               0        176        224      1,256      3,564

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

Nonperforming assets increased to $5,555 at December 31, 1997, from $4,180 in 1996. The economic outlook for 1998 calls for another year of economic expansion and limited inflation. However, economic factors including employment, interest rates, consumer pricing and sales, could upset the financial markets and have the capability of adversely affecting loan quality and portfolio growth.

Consolidated Average Statements of Condition, Analysis of Interest Earnings and Interest Differential Analysis

                                                                     1997                                    1996
                                                    Average                                 Average
                                                    Balance        Interest        Rate     Balance        Interest        Rate
     Interest-Earning Assets:
         Federal funds sold                        $   46,830     $    2,579       5.51%   $   34,051     $    1,815       5.33%
         Taxable investment securities                955,447         63,739       6.67       989,874         67,213       6.79
         Non-taxable investment securities (l)        174,296         15,311       8.78       163,022         14,630       8.97
         IDR bonds/non-taxable loans (2)                5,566            503       9.04         6,085            554       9.10
         Loans (3)                                    637,119         51,168       8.03       573,421         46,334       8.08
                                                   ----------     ----------       ----    ----------     ----------       ----
              Total interest-earning assets         1,819,258        133,300       7.33     1,766,453        130,546       7.39
                                                   ==========     ==========       ====    ==========     ==========       ====

     Other Assets:
         Cash and due from banks                       44,558                                  45,179
         Less allowance for loan losses                (3,071)                                 (3,562)
         Bank premises and equipment                   33,344                                  30,545
         Accrued interest receivable                   20,935                                  21,805
         Other real estate owned                           69                                     177
         Goodwill and intangibles                       3,883                                   4,727
         Other assets                                   1,237                                   1,872
                                                   ----------                              ----------
     Total Assets                                  $1,920,213                              $1,867,196
                                                   ==========                              ==========

     Interest-Bearing Liabilities:
         Interest-bearing transaction deposits     $  159,186          4,866       3.06    $  205,438          6,169       3.00
         Savings deposits                             536,322         15,947       2.97       525,294         15,780       3.00
         Time deposits of $100 or more                166,537          9,415       5.65       143,283          7,885       5.50
         Other time deposits                          660,721         37,464       5.67       625,722         35,097       5.61
         Federal funds purchased, securities
            sold under agreements to repurchase
            and borrowed funds                         19,049            805       4.23        15,323            611       3.99
                                                   ----------     ----------       ----    ----------     ----------       ----
         Total interest-bearing liabilities         1,541,815         68,497       4.44     1,515,060         65,542       4.33
                                                   ==========     ==========       ====    ==========     ==========       ====

         Net interest margin                                                       2.89%                                   3.06%
                                                                                   ====                                    ====

     Other Liabilities and Stockholders' Equity:
         Demand deposits                              175,427                                 166,384
         Accrued interest and other liabilities        12,489                                   7,031
         Stockholders' equity                         190,482                                 178,721
                                                   ----------                              ----------
     Total liabilities and stockholders' equity    $1,920,213                              $1,867,196
                                                   ==========                              ==========
-------------------------------------------------------------------------------------------------------------------------------
     Net interest earnings                                        $   64,803                              $   65,004
-------------------------------------------------------------------------------------------------------------------------------
     Net yield on interest-earning assets                                          3.56%                                   3.68%
-------------------------------------------------------------------------------------------------------------------------------

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

                                                                     1995                          1997 Compared to 1996
                                                     Average                                       Change Attributable to
                                                     Balance       Interest      Rate       Volume           Rate        Total (4)
Interest-Earning Assets:
    Federal funds sold                             $    24,344   $     1,435     5.89%    $       702    $        62    $       764
    Taxable investment securities                    1,072,922        72,448     6.75          (2,310)        (1,164)        (3,474)
    Non-taxable investment securities (l)              144,388        13,782     9.54             995           (314)           681
    IDR bonds/non-taxable loans (2)                      6,443           592     9.19             (47)            (4)           (51)
    Loans (3)                                          491,941        40,215     8.17           5,117           (283)         4,834
                                                   -----------   -----------     ----     -----------    -----------    -----------
         Total interest-earning assets               1,740,038       128,472     7.38           4,457         (1,703)         2,754
                                                   ===========   ===========     ====     ===========    ===========    ===========

Other Assets:
    Cash and due from banks                             46,363
    Less allowance for loan losses                      (3,862)
    Bank premises and equipment                         29,179
    Accrued interest receivable                         22,402
    Other real estate owned                                844
    Goodwill and intangibles                             5,568
    Other assets                                         3,548
                                                   -----------
Total Assets                                       $ 1,844,080
                                                   ===========


Interest-Bearing Liabilities:
    Interest-bearing transaction deposits          $   209,247         6,488     3.10          (1,412)           109         (1,303)
    Savings deposits                                   613,993        18,953     3.09             329           (162)           167
    Time deposits of $100 or more                      133,413         7,342     5.50           1,310            220          1,530
    Other time deposits                                546,119        30,441     5.57           1,981            386          2,367
    Federal funds purchased, securities
       sold under agreements to repurchase
       and borrowed funds                               10,666           520     4.88             156             38            194
                                                   -----------         -----     ----          ------            ---         ------
    Total interest-bearing liabilities               1,513,438        63,744     4.21           2,363            592          2,955
                                                   ===========         =====     ====          ======            ===         ======

         Net interest margin                                                     3.17%
                                                                                 ====

     Other Liabilities and Stockholders' Equity:
         Demand deposits                               154,988
         Accrued interest and other liabilities         11,409
         Stockholders' equity                          164,245
                                                   -----------
     Total liabilities and stockholders' equity    $ 1,844,080                            $     2,094    $    (2,295)   $      (201)
                                                   ===========                            ===========    ===========    ===========

-----------------------------------------------------------------------------------------------------------------------------------
     Net interest earnings                                       $    64,728
-----------------------------------------------------------------------------------------------------------------------------------
     Net yield on interest-earning assets                                        3.72%
-----------------------------------------------------------------------------------------------------------------------------------

                                                            1996 Compared to 1995
                                                            Change Attributable to
                                                      Volume        Rate         Total (4)
Interest-Earning Assets:
    Federal funds sold                             $       528  $      (148)   $       380
    Taxable investment securities                       (5,637)         402         (5,235)
    Non-taxable investment securities (l)                1,706         (858)           848
    IDR bonds/non-taxable loans (2)                        (33)          (5)           (38)
    Loans (3)                                            6,589         (470)         6,119
                                                   -----------  -----------    -----------
         Total interest-earning assets                   3,153       (1,079)         2,074
                                                   ===========  ===========    ===========

Other Assets:
    Cash and due from banks
    Less allowance for loan losses
    Bank premises and equipment
    Accrued interest receivable
    Other real estate owned
    Goodwill and intangibles
    Other assets

Total Assets


Interest-Bearing Liabilities:
    Interest-bearing transaction deposits                 (117)        (202)          (319)
    Savings deposits                                    (2,676)        (497)        (3,173)
    Time deposits of $100 or more                          543           (0)           543
    Other time deposits                                  4,464          192          4,656
    Federal funds purchased, securities
       sold under agreements to repurchase
       and borrowed funds                                  198         (107)            91
                                                   -----------  -----------    -----------
    Total interest-bearing liabilities                   2,412         (614)         1,798
                                                   ===========  ===========    ===========

         Net interest margin

     Other Liabilities and Stockholders' Equity:
         Demand deposits
         Accrued interest and other liabilities
         Stockholders' equity


     Total liabilities and stockholders' equity    $       741  $      (465)   $       276
                                                   ===========  ===========    ===========
------------------------------------------------------------------------------------------
     Net interest earnings
------------------------------------------------------------------------------------------
     Net yield on interest-earning assets
------------------------------------------------------------------------------------------

POTENTIAL PROBLEM LOANS

Effective December 31, 1997, the Company had $5,938 in domestic commercial loans for which payments presently are current, but the borrowers are currently experiencing financial difficulties. These loans are closely monitored by management on a regular basis.

FOREIGN LOANS OUTSTANDING

There were no loans to foreign countries outstanding for the reported periods.

SUMMARY OF LOAN LOSS EXPERIENCE

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES                              Years Ended December 31
                                                      1997         1996         1995         1994          1993
     Average total loans                           $ 642,685    $ 579,506    $ 498,384    $ 451,727     $ 385,014
                                                   =========    =========    =========    =========     =========
     Total loans at year end                       $ 674,440    $ 618,695    $ 530,499    $ 478,764     $ 416,341
                                                   =========    =========    =========    =========     =========

     Allowance for loan losses
          at beginning of year                     $   3,042    $   3,796    $   3,852    $   3,764     $   3,906
     Loans charged off:
          Commercial and industrial                      697        1,010          187          117           306
          Real estate-- mortgage                           5            4            0            4           137
          Installment                                    402          242           70           60           100
                                                   ---------    ---------    ---------    ---------     ---------
              Total                                    1,104        1,256          257          181           543
                                                   ---------    ---------    ---------    ---------     ---------

     Recoveries of loans previously charged off:
          Commercial and industrial                      229           33          131           83           321
          Real estate-- mortgage                           4           23            0           63             0
          Installment                                     44           46           70          123            80
                                                   ---------    ---------    ---------    ---------     ---------
          Total                                          277          102          201          269           401
                                                   ---------    ---------    ---------    ---------     ---------

     Net loans charged off                               827        1,154           56          (88)          142
          Provision for loan losses                    1,300          400            0            0             0
                                                   ---------    ---------    ---------    ---------     ---------
     Allowance for loan losses at year end         $   3,515    $   3,042    $   3,796    $   3,852     $   3,764
                                                   =========    =========    =========    =========     =========

     As a percent of average loans:
          Net loans charged off                         0.13%        0.20%        0.01%       (0.02)%        0.04%
          Provision for loan losses                     0.20         0.07         0.00         0.00          0.00
     Allowance balance as a percent
          of year-end loans                             0.52%        0.49%        0.72%        0.80%         0.90%

     The allowance for loan losses has been allocated to the amount deemed to be reasonably necessary to provide for the probable losses being incurred within the following categories at December 31,

                                           Allocation of allowance                Percent of loans in each category to total loans
                                   1997     1996     1995     1994     1993       1997       1996       1995       1994       1993
     Commercial and industrial    $1,478   $1,346   $1,363   $1,089   $  813      14.26%     15.74%     14.74%     15.26%     15.00%
     Real estate-- construction        6        5        6        4        6       2.17       1.77       0.81       0.15       0.70
     Real estate-- residential       806      800      837      796      360      62.97      60.99      62.63      59.85      57.95
     Real estate-- commercial        653      579      439      435      196      16.80      17.53      17.22      16.99      16.45
     Installment                     432      312      236      196      683       3.80       3.97       4.60       7.75       9.90
     Unallocated                     140        0      915    1,332    1,706        n/a        n/a        n/a        n/a        n/a
                                  ------   ------   ------   ------   ------     ------     ------     ------     ------     ------
                                  $3,515   $3,042   $3,796   $3,852   $3,764     100.00%    100.00%    100.00%    100.00%    100.00%
                                  ======   ======   ======   ======   ======     ======     ======     ======     ======     ======